SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. )

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American Electric Power Company, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2009 Annual Meeting • Proxy Statement

American Electric Power 1 Riverside Plaza Columbus, OH 43215

Michael G. Morris Chairman of the Board, President and Chief Executive Officer

March 16, 2009

Dear Shareholder:

This year’s annual meeting of shareholders will be held at InterContinental Stephen F. Austin Hotel, 701 Congress Avenue, Austin, Texas, on Tuesday, April 28, 2009, at 9:30 a.m. Central Time.

Your Board of Directors and I cordially invite you to attend. Registration will begin at 8:00 a.m. Only shareholders who owned shares on the record date, March 2, 2009, are entitled to vote and attend the meeting. To attend the meeting, you will need to present an admission ticket or the notice you received. If your shares are registered in your name, and you received your proxy materials by mail, your admission ticket is attached to your proxy card. A map and directions are printed on the admission ticket. If your shares are registered in your name and you received your proxy materials electronically via the internet, you will need to print an admission ticket after you vote by clicking on the “Options” button. If you hold shares through an account with a bank or broker, you will need to contact them and request a legal proxy, or bring a copy of your statement to the meeting that shows that you owned the shares on the record date. Each ticket will admit a shareholder and one guest.

This year, we again are pleased to be using the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our shareholders a notice instead of a paper copy of this proxy statement and our 2008 Annual Report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each of those shareholders can receive a paper copy of our proxy materials, including this proxy statement, our 2008 Annual Report and a form of proxy card or voting instruction card. We believe that this process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.

During the course of the meeting there will be the usual time for discussion of the items on the agenda and for questions regarding AEP’s affairs. Directors and officers will be available to talk individually with shareholders before and after the meeting.

Your vote is very important. Shareholders of record can vote in any one of the following three ways:

•	By internet, at www.envisionreports.com/AEP

•	By toll-free telephone at 800-652-8683

•	By completing and mailing your proxy card if you receive paper copies of the proxy materials

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for you to vote your shares.

If you have any questions about the meeting, please contact Investor Relations, American Electric Power Company, 1 Riverside Plaza, Columbus, Ohio 43215. The telephone number is 800-237-2667.

Sincerely,

/s/ Michael G. Morris

NOTICE OF 2009 ANNUAL MEETING

American Electric Power Company, Inc.

1 Riverside Plaza

Columbus, Ohio 43215

TIME	9:30 a.m. Central Time on Tuesday, April 28, 2009

PLACE	InterContinental Stephen F. Austin Hotel 701 Congress Avenue Austin, TX 78701

ITEMS OF BUSINESS	(1) To elect 12 directors to hold office until the next annual meeting and until their successors are duly elected.
(2) To approve an amendment to the Certificate of Incorporation eliminating cumulative voting and supporting the Board of Directors’ adoption of majority voting in director elections.
(3) To ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the year 2009.
(4) To consider and act on such other matters as may properly come before the meeting.

RECORD DATE	Only shareholders of record at the close of business on March 2, 2009, are entitled to notice of and to vote at the meeting or any adjournment thereof.

ANNUAL REPORT	Appendix A to this proxy statement has AEP’s audited financial statements, management’s discussion and analysis of results of operations and financial condition and the report of the independent registered public accounting firm. AEP’s Summary Annual Report to Shareholders contains our chairman’s letter to shareholders and condensed financial statements.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. Please vote in one of these ways:
(1) MARK, SIGN, DATE AND PROMPTLY RETURN your proxy card if you receive paper copies of the proxy materials.
(2) CALL TOLL-FREE by telephone at 800-652-8683
(3) VISIT THE WEB SITE shown on the notice of internet availability of proxy materials to vote via the internet.

Any proxy may be revoked at any time before your shares are voted at the meeting.

March 16, 2009	John B. Keane Secretary

Our annual meeting of shareholders also will be webcast at http://www.AEP.com/go/webcasts at 9:30 a.m. Central Time on April 28, 2009.

Proxy Statement

March 16, 2009

Proxy and Voting Information

A notice of internet availability of proxy materials is to be mailed to shareholders on March 16, 2009, in connection with the solicitation of proxies by the Board of Directors of American Electric Power Company, Inc., 1 Riverside Plaza, Columbus, Ohio 43215, for the annual meeting of shareholders to be held on April 28, 2009 in Austin, Texas.

We use the terms “AEP,” the “Company,” “we,” “our” and “us” in this proxy statement to refer to American Electric Power Company, Inc. and, where applicable, its subsidiaries. All references to “years,” unless otherwise noted, refer to our fiscal year, which ends on December 31.

Who Can Vote.    Only the holders of shares of AEP Common Stock at the close of business on the record date, March 2, 2009, are entitled to vote at the meeting. Each such holder has one vote for each share held on all matters to come before the meeting. On that date, there were 406,953,864 shares of AEP Common Stock, $6.50 par value, outstanding.

How You Can Vote.    Shareholders of record can give proxies by (i) mailing their signed proxy cards; (ii) calling a toll-free telephone number; or (iii) using the internet. The telephone and internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been properly recorded. Instructions for shareholders of record who wish to use the telephone or internet voting procedures are set forth on the proxy card.

When proxies are returned, the shares represented thereby will be voted by the persons named on the proxy card or by their substitutes in accordance with shareholders’ directions. If a proxy card is signed and returned without choices marked, it will be voted for the nominees for directors listed on the card and as recommended by the Board of Directors with respect to other matters. The proxies of shareholders who are participants in the Dividend Reinvestment and Stock Purchase Plan include both the shares registered in their names and the whole shares held in their Plan accounts on March 2, 2009.

Revocation of Proxies.    A shareholder giving a proxy may revoke it at any time before it is voted at the meeting by giving notice of its revocation to the Company, by executing another proxy dated after the proxy to be revoked, or by attending the meeting and voting in person.

How Votes are Counted.    The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

If you are a beneficial shareholder and your broker holds your shares in its name, the broker is permitted to vote your shares on the election of directors and the ratification of Deloitte & Touche LLP as our independent registered public accounting firm even if the broker does not receive voting instructions from you.

A plurality of the votes cast is required for the election of directors. Only votes “for” or “withheld” affect the outcome. Abstentions and broker non-votes are not counted for purposes of the election of directors.

A majority of all shares outstanding must approve the proposed amendment to the Certificate of Incorporation. Abstentions and broker non-votes are counted as votes “against” this proposal.

The votes cast “for” must exceed the votes cast “against” to approve the ratification of Deloitte & Touche LLP as our independent registered public accounting firm. Abstentions and broker non-votes are not counted as votes “for” or “against” this proposal.

Your Vote is Confidential.    It is AEP’s policy that shareholders be provided privacy in voting. All proxies, voting instructions and ballots, which identify shareholders, are held on a confidential basis, except as may be necessary to meet any applicable legal requirements. We direct proxies to an independent third-party tabulator, who receives, inspects, and tabulates them. Voted proxies and ballots are not seen by nor reported to AEP except (i) in aggregate number or to determine if (rather than how) a shareholder has voted; (ii) in cases where shareholders write comments on their proxy cards; or (iii) in a contested proxy solicitation.

Multiple Copies of Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials to Shareholders.    Securities and Exchange Commission (SEC) rules provide that more than one annual report, proxy statement or notice of internet availability of proxy materials need not be sent to the same address. This practice is commonly called “householding” and is intended to eliminate duplicate mailings of shareholder documents. Mailing of your annual report, proxy statement or notice of internet availability of proxy materials is being householded indefinitely unless you instruct us otherwise. We will deliver promptly upon written request a separate copy of the annual report, proxy statement or notice of internet availability of proxy materials to a shareholder at a shared address. To receive a separate copy of the annual report, proxy statement or notice of internet availability of proxy materials, write to AEP, attention: Investor Relations, at 1 Riverside Plaza, Columbus, OH 43215. If more than one annual report, proxy statement or notice of internet availability of proxy materials is being sent to your address, at your request, mailing of the duplicate copy can be discontinued by contacting our transfer agent, Computershare Trust Company, N.A. (Computershare), at 800-328-6955 or write to them at P.O Box 43078, Providence, RI 02940-3078. If you wish to resume receiving separate annual reports, proxy statements or notice of internet availability of proxy materials at the same address in the future, you may call Computershare at 800-328-6955 or write to them at P.O Box 43078, Providence, RI 02940-3078. The change will be effective 30 days after receipt.

Additional Information.    Our website address is www.aep.com. We make available free of charge on the Investor Relations section of our website (www.AEP.com/investors) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (Exchange Act). We also make available through our website other reports filed with or furnished to the SEC under the Exchange Act, including our proxy statements and reports filed by officers and directors under Section 16(a) of the Exchange Act. You may request any of these materials and information in print by contacting Investor Relations at: AEP, attention: Investor Relations, 1 Riverside Plaza, Columbus, OH 43215. We do not intend for information contained in our website to be part of this proxy statement. In addition, this proxy statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 are available at www.edocumentview.com/aep.

You also may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC, 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

1. Election of Directors

Currently, AEP’s Board of Directors consists of 12 members. Twelve directors are to be elected by a plurality of the votes cast at the meeting to hold office until the next annual meeting and until their successors have been elected. AEP’s By- Laws provide that the number of directors of AEP shall be such number, not less than 9 nor more than 17, as shall be determined from time to time by resolution of the Board.

The 12 nominees named on pages 4 to 6 were selected by the Board on the recommendation of the Committee on Directors and Corporate Governance of the Board, following individual evaluation of each nominee’s performance. The proxies named on the proxy card or their substitutes will vote for the Board’s nominees, unless instructed otherwise. Shareholders may withhold authority to vote for any or all of such nominees on the proxy card. All of the Board’s nominees were elected by the shareholders at the 2008 annual meeting, except for Mr. Turner, who was elected as a director as of July 22, 2008, and Ms. Tucker, who was elected as a director as of January 27, 2009. Mr. Morris introduced Mr. Turner for consideration by the Board. Mr. Turner is the former Assistant Secretary of State for Oceans and International Environmental and Scientific Affairs from 2001 to 2005, and was previously Chief Executive Officer of The Conservation Fund. Another director, Dr. Donald M. Carlton, recommended Ms. Tucker to the Board. Ms. Tucker served as Under Secretary of Education in the U.S. Department of Education from October 2006 through November 2008. She was previously the President of the Hispanic Scholarship Fund.

Dr. Hudson interviewed Mr. Turner and Ms. Tucker and recommended each of them to the Committee on Directors and Corporate Governance. That Committee reviewed the qualifications of Mr. Turner and Ms. Tucker and recommended them to the full board. We do not expect any of the nominees will be unable to stand for election or be unable to serve if elected. If a vacancy in the slate of nominees should occur before the meeting, the proxies may be voted for another person nominated by the Board or the number of directors may be reduced accordingly.

Cumulative Voting.    Shareholders may exercise cumulative voting rights in the election of directors. That right permits each shareholder to multiply the number of shares the shareholder is entitled to vote by the number of directors standing for election to determine the number of votes the shareholder is entitled to cast for director nominees. The shareholder can then cast all such votes for a single nominee or spread such votes among the nominees in any manner.

Biographical Information.    The following brief biographies of the nominees include their principal occupations, ages on the date of this statement, accounts of their business experience and names of certain companies of which they are directors. Data with respect to the number of shares of AEP’s Common Stock, options exercisable within 60 days and stock-based units beneficially owned by each of them appear on page 65.

Nominees For Director

E. R. Brooks Granbury, Texas Age 71 Director since 2000	Retired chairman and chief executive officer of Central and South West Corporation, an electric utility holding company (1991 to 2000). A director of Hubbell, Inc.

Donald M. Carlton Austin, Texas Age 71 Director since 2000	Retired president and chief executive officer of Radian International LLC, an engineering and technology firm (1996 to 1998). A director of National Instruments Corporation and Temple-Inland Inc.

Ralph D. Crosby, Jr. McLean, Virginia Age 61 Director since 2006	Chairman and chief executive officer of EADS North America, Inc., an aerospace company, since 2002. A director of Ducommun Incorporated.

Linda A. Goodspeed Franklin, Tennessee Age 47 Director since 2005	Vice president of information systems of Nissan North America, Inc., an automobile manufacturer, since 2008. Managing partner of Wealthstrategies Financial Advisors, LLC in 2008. From 2001 to 2007, executive vice president and chief supply chain logistics and technology officer of Lennox International, Inc, a provider of climate control solutions. A director of Columbus McKinnon Corp.

Thomas E. Hoaglin Columbus, Ohio Age 59 Director since 2007	Retired chairman and chief executive officer of Huntington Bancshares Incorporated, a bank holding company (2001-2009). A director of The Gorman-Rupp Co.

Nominees For Director — continued

Lester A. Hudson, Jr. Charlotte, North Carolina Age 69 Director since 1987	Professor and the Wayland H. Cato, Jr. Chair in Leadership at McColl Graduate School of Business at Queens University of Charlotte since 2003. Retired chairman, chief executive officer and president of Wunda Weve Carpets, Inc. and Dan River, Inc., each a textile manufacturer. A director of American National Bankshares Inc.

Michael G. Morris Columbus, Ohio Age 62 Director since 2004	Elected president and chief executive officer of AEP in January 2004; chairman of the board in February 2004; and chairman, president and chief executive officer of all of its major subsidiaries in January 2004. A director of certain subsidiaries of AEP with one or more classes of publicly held preferred stock or debt securities and other subsidiaries of AEP. A director of Alcoa Inc. and The Hartford Financial Services Group, Inc.

Lionel L. Nowell III Purchase, New York Age 54 Director since 2004	Senior vice president and treasurer of PepsiCo, Inc., a food and beverage company, since 2001. A director of Reynolds American Inc.

Richard L. Sandor Chicago, Illinois Age 67 Director since 2000	Chairman and chief executive officer of Chicago Climate Exchange, Inc. (CCX), a commodity trading exchange, since 2002. Chairman and chief executive officer of the Chicago Climate Futures Exchange (CCFE), a derivative trading exchange, since 2004. Chairman of Climate Exchange PLC, the parent of CCX and CCFE, since 2003. Research professor at the J.L. Kellogg School of Management, Northwestern University since 1999. Member of the International Advisory Council of Guanghua School of Management at Peking University. Member of the design committee of the Dow Jones Sustainability Index.

Kathryn D. Sullivan Columbus, Ohio Age 57 Director since 1997	Director, Battelle Center for Mathematics and Science Education Policy – The John Glenn School of Public Affairs at The Ohio State University since November 2006. Science Advisor to Columbus’ science museum COSI (Center of Science & Industry) from December 2005 to November 2006. President and chief executive officer of COSI from 1996 to 2005. Former NASA space shuttle astronaut.

Nominees For Director — continued

Sara Martinez Tucker San Francisco, California Age 53 Director since 2009	Under secretary of education in the U.S. Department of Education from 2006 to 2008. Chief executive officer and president of the Hispanic Scholarship Fund from 1997 to 2006.

John F. Turner Moose, Wyoming Age 67 Director since 2008	Managing director of Triangle X Ranch, a guest ranch in Jackson Hole, Wyoming, since 2006. Assistant Secretary of U.S. State Department from 2001 to 2005. A director of Ashland, Inc., Bank of Jackson Hole, International Paper Company and Peabody Energy Corporation.

AEP’s Board of Directors and Committees

Under New York law, AEP is managed under the direction of the Board of Directors. The Board establishes broad corporate policies and authorizes various types of transactions, but it is not involved in day-to-day operational details. During 2008, the Board held nine regular meetings, one of which was held in a city where we have a regional office, and one special meeting. AEP encourages but does not require members of the Board to attend the annual shareholders’ meeting. Last year, all but one member attended the annual meeting.

Board Meetings and Committees.    The Board expects that its members will rigorously prepare for, attend and participate in all Board and applicable committee meetings. Directors are also expected to become familiar with AEP’s management team and operations as a basis for discharging their oversight responsibilities.

The Board has seven standing committees. The table below shows the number of meetings conducted in 2008 and the directors who currently serve on these committees. The functions of the committees are described in the paragraphs following the table.

DIRECTOR	BOARD COMMITTEES
	Audit	Directors and Corporate Governance	Policy	Executive	Finance	Human Resources	Nuclear Oversight
Mr. Brooks	X (Chair)	X	X	X
Dr. Carlton			X			X	X
Mr. Crosby			X			X	X
Ms. Goodspeed			X		X		X
Mr. Hoaglin		X (Chair)	X	X		X
Dr. Hudson		X	X	X		X (Chair)
Mr. Morris			X	X (Chair)
Mr. Nowell	X	X	X (Chair)
Dr. Sandor			X	X	X (Chair)		X
Dr. Sullivan			X		X		X (Chair)
Ms. Tucker			X
Mr. Turner	X		X				X
2008 Meetings	9	5	2	0	4	6	4

During 2008, no director attended fewer than 89% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees during the period on which he or she served.

Corporate Governance

AEP maintains a corporate governance page on its website that includes key information about corporate governance initiatives, including AEP’s Principles of Corporate Governance, AEP’s Principles of Business Conduct, Code of Business Conduct and Ethics for members of the Board, Director Independence Standards, and charters for the Audit, Directors and Corporate Governance and Human Resources Committees of the Board. The corporate governance page can be found at www.aep.com/investors/corporategovernance. Printed copies of all of these materials also are available upon written request to Investor Relations at: AEP, attention: Investor Relations, 1 Riverside Plaza, Columbus, OH 43215.

AEP’s policies and practices reflect corporate governance initiatives that are designed to comply with SEC rules, the listing requirements of the New York Stock Exchange (NYSE) and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	The Board of Directors has adopted corporate governance policies;

•	A majority of the Board members are independent of AEP and its management;

•	All members of the Audit Committee, Human Resources Committee (HR Committee) and the Committee on Directors and Corporate Governance are independent;

•	The members of the Board meet regularly without the presence of management, and the independent members of the Board meet at least once a year;

•

AEP has a code of business conduct that also applies to its principal executive officer, principal financial officer and principal accounting officer and will promptly disclose waivers of the code for these officers;

•	The charters of the Board committees clearly establish their respective roles and responsibilities;

•

AEP has an ethics office with a hotline available to all employees, and AEP’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls or auditing matters; and

•

The Board, the Committee on Directors and Corporate Governance, the Audit Committee and the HR Committee conduct annual self-assessments. The Committee on Directors and Corporate Governance also evaluates annually the performance of the individual directors.

Director Independence.    The Board has adopted categorical standards it uses to determine whether its members are independent. These standards are consistent with the NYSE corporate governance listing standards and are as follows:

1.	Employment: A member who is an employee, or whose immediate family member is an executive officer, of AEP or any of its subsidiaries is not independent until three years after such employment has ended.

2.	Other Compensation: A member who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from AEP or any of its subsidiaries, other than director or committee fees, and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 per year in such compensation.

3.	Material Relationship: If (a) a member is a current partner or employee of AEP’s external auditor; (b) an immediate family member of the member is a partner of such firm; (c) an immediate family member of the member is a current employee of such firm and currently works on AEP’s audit; or (d) the member or an immediate family member was within the last three years a partner or employee of such firm and personally worked on AEP’s audit, then such member is not independent.

4.	Interlocking Directorships: A member who is employed, or whose immediate family member is employed, as an executive officer of another company on whose compensation committee any of AEP’s executive officers serve is not independent until three years after such service or employment has ended.

5.	Business Transactions: A member who is a current executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, AEP or any of its subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues is not independent.

6.	Charitable Contributions: A member, or whose family member, serves as an executive officer of a non-profit organization, which receives discretionary charitable contributions in an amount exceeding the greater of $100,000 or 2% of such organization’s latest annual gross revenues, is not independent until three years after such service has ended.

7.	Director Status: A relationship arising solely from a director’s position as a director or advisory director (or similar position) of another company or entity that engages in a transaction with AEP is independent so long as the director satisfies the other standards.

Each year, our directors complete a questionnaire that, among other things, elicits information to assist the Committee on Directors and Corporate Governance in assessing whether the director meets the Company’s independence standards. Utilizing these responses and other information, the Committee on Directors and Corporate Governance evaluates, with regard to each director, whether the director has any material relationship with AEP or any of its subsidiaries (either di-

rectly or as a partner, shareholder, director or officer of an entity that has a relationship with AEP or any of its subsidiaries). If a director has a relationship with an organization that made or received payments from AEP, information regarding the amount of such payments is provided to the Committee on Directors and Corporate Governance. The Committee on Directors and Corporate Governance then determines whether the amount of any such payments requires, pursuant to the Company’s independence standards or otherwise, a finding that the director is not independent. The Committee on Directors and Corporate Governance also discusses any other relevant facts and circumstances regarding the nature of these relationships, to determine whether other factors, regardless of the categorical standards the Board has adopted, might impede a director’s independence. No member of the Board is independent unless the Board affirmatively determines annually that such member is independent.

In making its independence determinations, the Board considered transactions between the Company and entities associated with the directors or their immediate family members. The Board’s independence determinations included reviewing the following transactions:

•

Ms. Goodspeed, Mr. Nowell and Dr. Sandor are each executive officers of companies with which the Company does business, and Mr. Hoaglin was until his retirement in February 2009. The amount that the Company paid to each of these companies for goods and services, and the amount received by the Company for goods and services from each company, did not, in the previous fiscal year, exceed the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

•

Mr. Brooks and Mr. Turner each is a non-employee director, trustee or advisory board member of another company or entity that did business with the Company. These business relationships generally were as a supplier or purchaser of goods or services and were in the ordinary course of business.

•

Dr. Carlton, Mr. Hoaglin, Dr. Sandor, Dr. Sullivan and Mr. Turner, or one of their immediate family members, have each served as a non-employee director, trustee or advisory board member for one or more charitable institutions to which the Company has made charitable contributions. However, none of the Company’s directors nor their immediate family members served as an executive officer of a non-profit organization which received charitable contributions from the Company in an amount exceeding the greater of $100,000 or 2% of such organization’s latest annual gross revenues. The Committee on Directors and Corporate Governance also reviewed contributions from The American Electric Power Foundation, which was created in 2005 to support and play an active, positive role in the communities in which AEP operates by contributing funds to organizations in those communities.

Mr. Morris is not independent because he is an executive officer of AEP. Although Dr. Sandor currently meets the independence standards, the Board of Directors has determined that he is not to be classified as independent because of AEP’s relationship with the Chicago Climate Exchange (CCX). Dr. Sandor serves as Chief Executive Officer of CCX. AEP is a founding member of the CCX and during 2008 AEP and its subsidiaries transacted trades of greenhouse gas emission allowances on the CCX. Dr. Sandor is also the Chief Executive Officer of the Chicago Climate Futures Exchange (CCFE), which is an exchange established for trading of SO2 and NOx allowances. AEP payments to CCX and CCFE currently do not exceed $1 million but AEP’s payments in the future may exceed that threshold. AEP anticipates paying commissions and dues to CCX and CCFE in 2009 in an amount greater than amounts paid in 2008.

As a result of this review, the Board has determined that, other than Dr. Sandor, each of the non-employee director nominees standing for election, including Messrs. Brooks, Carlton, Crosby, Hoaglin, Hudson, Nowell and Turner, Ms. Goodspeed, Dr. Sullivan and Ms. Tucker, has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and is independent within the meaning of the Company’s director independence standards.

Involvement by Mr. Hoaglin in Certain Legal Proceedings.    On June 2, 2005, Huntington Bancshares Incorporated (Huntington) announced that the SEC approved a settlement of its previously announced formal investigation into certain financial accounting matters relating to fiscal years 2002 and earlier and certain related disclosure matters. As a part of the settlement, the SEC instituted a cease and desist administrative proceeding and entered a cease and desist order and also filed a civil action in federal district court pursuant to which, without admitting or denying the allegations in the complaint, Huntington and Mr. Hoaglin consented to pay civil money penalties. Without admitting or denying the charges in the administrative proceeding, Mr. Hoaglin agreed to cease and desist from committing and/or causing the violations charged as well as any future violations of these provisions. Additionally, Mr. Hoaglin agreed to pay disgorgement, pre-judgment interest and penalties in the amount of $667,609.

Communicating with the Board.    If you would like to communicate directly with our Board, our non-management directors as a group or Dr. Hudson, our Presiding Director, you may submit your written communication to American Electric Power Company, Inc., P.O. Box 163609, Attention: AEP Non-Management Directors, Columbus OH 43216. AEP’s Business Ethics and Corporate Compliance department will review such inquiries or communications. Communications other than advertising or promotions of a product or service will be forwarded to our Board, our non-management directors as a group or our Presiding Director, as applicable.

The Committee on Directors and Corporate Governance has the responsibilities set forth in its charter, including:

1.	Recommending the size of the Board within the limits imposed by the By-Laws.

2.	Recommending selection criteria for nominees for election or appointment to the Board.

3.	Conducting independent searches for qualified nominees and screening the qualifications of candidates recommended by others.

4.	Recommending to the Board nominees for appointment to fill vacancies on the Board as they occur and the slate of nominees for election at the annual meeting.

5.	Reviewing and making recommendations to the Board with respect to compensation of directors and corporate governance.

6.	Recommending members to serve on committees and chairs of the committees of the Board.

7.	Reviewing the independence and possible conflicts of interest of directors and executive officers.

8.	Supervising the AEP Corporate Compliance Program.

9.	Overseeing the annual evaluation of the Board of Directors.

10.	Reviewing annually the performance of individual directors.

11.	Supervising the implementation of AEP’s Related Person Transaction Approval Policy.

12.	Overseeing AEP’s Sustainability Report, including the material about political contributions.

A copy of the charter can be found on our website at www.AEP.com/investors/corporategovernance. Consistent with the rules of the NYSE, all members of the Committee on Directors and Corporate Governance are independent.

The Committee on Directors and Corporate Governance will consider shareholder recommendations of candidates to be nominated as directors of the Company. All such recommendations must be in writing and submitted in accordance with the procedures described under Shareholder Proposals and Nominations on page 66 and must include information required in AEP’s Policy on

Consideration of Candidates for Director Recommended by Shareholders. A copy of this policy is on our website at www.AEP.com/investors/corporategovernance. Shareholders’ nominees who comply with these procedures will receive the same consideration that all other nominees receive.

The Committee on Directors and Corporate Governance uses a variety of methods for identifying and evaluating nominees for director. The Committee on Directors and Corporate Governance regularly assesses the appropriate size and composition of the Board, the needs of the Board and the respective committees of the Board and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Committee on Directors and Corporate Governance through shareholders, management, current members of the Board or search firms.

In evaluating candidates for Board membership, the Committee on Directors and Corporate Governance reviews each candidate’s biographical information and assesses each candidate’s skills and expertise based on a variety of factors. Some of the major factors include whether the candidate:

•	maintains the highest personal and professional ethics, integrity and values;

•	is committed to representing the long-term interests of the shareholders;

•	has an inquisitive and objective perspective, practical wisdom and mature judgment;

•	contributes to the diversity of views and perspectives of the Board as a whole;

•	possesses a willingness to devote sufficient time to carrying out the duties and responsibilities effectively, including attendance at meetings; and

•	has a mastery of a broad knowledge area that blends with the skills of current board members and proposed board role.

The Committee on Directors and Corporate Governance also seeks balance on the Board by having complementary knowledge, expertise and skill in areas such as business, finance, accounting, marketing, public policy, manufacturing and operations, government, technology, environmental and other areas that the Board has decided are desirable and helpful to fulfilling its role. The Committee on Directors and Corporate Governance also seeks diversity in gender, race, experience, geographic location and educational background of directors. Diversity in gender, race, age, tenure of board service, geography and background of directors, consistent with the requirements for knowledge, standards, and experience, are desirable in the mix of the Board.

The American Electric Power Company, Inc. Related Person Transaction Approval Policy (Policy) was adopted by the Board on December 13, 2006. The Policy is administered by the Directors and Corporate Governance Committee.

The Policy defines a “Transaction with a Related Person” as any transaction or series of transactions in which (i) the Company or a subsidiary is a participant, (ii) the aggregate amount involved exceeds $120,000 and (iii) any “Related Person” has a direct or indirect material interest. A “Related Person” is any Director or member of the executive council or Section 16 officer of the Company, any nominee for director, any shareholder owning in excess of 5% of the total equity of the Company and any immediate family member of any such person. The Directors and Corporate Governance Committee considers all of the relevant facts and circumstances in determining whether or not to approve such transaction and approves only those transactions that are in the best interests of the Company.

If Company management determines it is impractical or undesirable to wait until a meeting of the Directors and Corporate Governance Committee to consummate a Transaction with a Related Person, the Chair of the Corporate Governance Committee may review and approve the Transaction with a Related Person. Any such approval is reported to the Directors and Corporate Governance Committee at or before its next regularly scheduled meeting.

No approval or ratification of a Transaction with a Related Person necessarily satisfies or supersedes the requirements of the Company’s Code of Business Conduct and Ethics for Members of the Board of Directors or AEP’s Principles of Business Conduct applicable to any Related Person. To the extent applicable, any Transaction with a Related Person is also considered in light of the requirements set forth in those documents.

The Policy Committee is responsible for examining AEP’s policies on major public issues affecting the AEP System, including environmental, technology, fuel supply, industry change and other matters.

The Executive Committee is empowered to exercise all the authority of the Board, subject to certain limitations prescribed in the By-Laws, during the intervals between meetings of the Board.

The Finance Committee monitors and reports to the Board with respect to the capital requirements and financing plans and programs of AEP and its subsidiaries, including reviewing and making recommendations concerning the short and long-term financing plans and programs of AEP and its subsidiaries.

The Human Resources Committee annually reviews and approves AEP’s executive compensation in the context of the performance of management and the Company. None of the members of the HR Committee is or has been an officer or employee of any AEP System company. In addition, each of the current members of the HR Committee has been determined to be independent by the Board in accordance with SEC and NYSE rules.

The HR Committee also reviews the Compensation, Discussion and Analysis section of this proxy statement and recommends that it be included in the Company’s Annual report on Form 10-K.

The HR Committee has the responsibilities set forth in its charter, a copy of which can be found on our website at www.AEP.com/investors/corporategovernance.

For a more complete description of the HR Committee’s responsibilities, see the Human Resources Committee Report on page 41.

The Nuclear Oversight Committee is responsible for overseeing and reporting to the Board with respect to the management and operation of AEP’s nuclear generation.

Audit Committee Disclosure

The Audit Committee of the Board operates pursuant to a charter and is responsible for, among other things, the appointment of the independent registered public accounting firm (independent auditor) for the Company; reviewing with the independent auditor the plan and scope of the audit and approving audit fees; monitoring the adequacy of financial reporting and internal control over financial reporting and meeting periodically with the internal auditor and the independent auditor. A more detailed discussion of the purposes, duties and responsibilities of the Audit Committee is found in the Audit Committee charter, a copy of which can be found on our website at www.AEP.com/investors/corporate governance. Consistent with the rules of the NYSE and the Sarbanes-Oxley Act of 2002, all members of the Audit Committee are independent. The Board has determined that Mr. Nowell is an audit committee financial expert as defined by the SEC.

Audit Committee Report

The Audit Committee reviews AEP’s financial reporting process as well as the internal controls over financial reporting on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting.

The Audit Committee met nine times during the year and held discussions, some of which were in private, with management, the internal auditor, and the independent auditor. Management represented to the Audit Committee that AEP’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. Management has also concluded that the Company’s internal control over financial reporting was effective as of December 31, 2008. The Audit Committee has reviewed and discussed the consolidated financial statements and internal control over financial reporting with management, the internal auditor, and the independent auditor. The Audit Committee discussed with the independent auditor matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication With Audit Committees as adopted by the Public Company Accounting Oversight Board (PCAOB)).

In addition, the Audit Committee has discussed with the independent auditor its independence from AEP and its management, including the matters required by the applicable PCAOB requirements regarding receipt of the independent auditor’s communication with the Audit Committee concerning their independence. The Audit Committee has also received written materials addressing the independent auditor internal quality control procedures and other matters, as required by the NYSE listing standards.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in AEP’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

Audit Committee Members

E. R. Brooks, Chair

Lionel L. Nowell, III

John F. Turner

DIRECTOR COMPENSATION

Directors who are employees of the Company receive no additional compensation for service as a director other than accidental insurance coverage. The following table presents the compensation provided by the Company in 2008 to the non-employee directors. Ms. Tucker was not a director and did not receive any compensation in 2008.

Name	Fees Earned Or Paid in Cash ($) (1)	Stock Awards ($) (2)(3)	All Other Compensation ($) (4)(5)(6)	Total ($)
E. R. Brooks	102,000	120,000	5,262	227,262
Donald M Carlton	80,000	120,000	9,362	209,362
Ralph D. Crosby, Jr.	80,000	120,000	2,385	202,385
John P. DesBarres	90,000	120,000	3,334	213,334
Robert W. Fri	32,500	30,000	2,242	64,742
Linda A. Goodspeed	84,000	120,000	1,308	205,308
Thomas E. Hoaglin	80,000	120,000	828	200,828
William R. Howell	32,500	30,000	1,156	63,656
Lester A. Hudson, Jr.	112,000	120,000	6,367	238,367
Lionel L. Nowell III	92,000	120,000	1,308	213,308
Richard L. Sandor	80,000	120,000	1,943	201,943
Donald G. Smith	32,500	30,000	3,930	66,430
Kathryn D. Sullivan	80,000	120,000	1,308	201,308
John F. Turner	46,000	60,000	402	106,402

(1)	Consists of amounts described below under Director Compensation and Stock Ownership – Annual Retainers and Fees. With respect to Mr. Brooks, includes $10,000 paid for services as chairman of the Audit Committee. With respect to Mr. Brooks, Dr. Hudson and Mr. Nowell, includes $12,000 paid for services as members of the Audit Committee for the full year, and for Ms. Goodspeed and Mr. Turner, includes $4,000 and $6,000, respectively, paid for services as members of the Audit Committee for parts of the year. For Mr. DesBarres includes $10,000 paid for services as chairman of the HR Committee. With respect to Dr. Hudson, includes $20,000 paid for services as Presiding Director. Messrs. Fri, Howell and Smith ended their terms as directors at the 2008 Annual Meeting. Mr. DesBarres died on December 29, 2008.
(2)	Consists of awards under the Stock Unit Accumulation Plan for Non-Employee Directors in 2008 described below under Director Compensation and Stock Ownership – Stock Unit Accumulation Plan. AEP Stock Units are credited to directors quarterly, based on the closing price of AEP common stock on the payment date. The grant date fair value of these awards for a full year of service was $120,000.
(3)	Each non-employee director received 3,178 AEP stock units in 2008, except for Mr. Turner, who received 1,712, and Messrs. Fri, Howell and Smith, who received 721. See Share Ownership of Directors and Executive Officers on page 65 for the aggregate number of stock awards outstanding for each director as of December 31, 2008.

(4)	Consists of tax gross ups, premiums for accidental death insurance and annual costs of the Central and South West Corporation Memorial Gift Program and matching gift contributions. The following table presents the components of All Other Compensation for each non-employee director:

Name	Tax Gross Ups ($)	Premiums ($)	Memorial Gifts ($)	Matching Gifts ($)(6)
E. R. Brooks	1,959	803	Note 5	2,500
Donald M Carlton	3,559	803	Note 5	5,000
Ralph D. Crosby, Jr.	1,582	803	-0-	-0-
John P. DesBarres	2,531	803	-0-	-0-
Robert W. Fri	1,974	268	-0-	-0-
Linda A. Goodspeed	505	803	-0-	-0-
Thomas E. Hoaglin	25	803	-0-	-0-
William R. Howell	888	268	Note 5	-0-
Lester A. Hudson, Jr.	1,064	803	-0-	4,500
Lionel L. Nowell III	505	803	-0-	-0-
Richard L. Sandor	1,140	803	Note 5	-0-
Donald G. Smith	1,162	268	-0-	2,500
Kathryn D. Sullivan	505	803	-0-	-0-
John F. Turner	-0-	402	-0-	-0-

(5)	AEP is continuing a memorial gift program for former Central and South West Corporation (CSW) directors and executive officers who had been previously participating in this program. The program currently has 25 participants, including the four former CSW directors listed above. Under this program, AEP makes donations in a director’s name to up to three charitable organizations in an aggregate amount of up to $500,000, payable by AEP upon such person’s death. AEP maintains corporate-owned life insurance policies to support portions of the program. AEP paid an annual premium of $53,650 on those policies for 2008. In addition, the Company made donations totaling $500,000 upon the death of one of the program’s participants.
(6)	Directors may participate in our Matching Gifts Program on the same terms as AEP employees. Under the program, AEP will match up to $2,500 per institution each year in charitable contributions from a director.

Directors Compensation and Stock Ownership

Annual Retainers and Fees.    The Board has determined that Board compensation should consist of a mix of cash and AEP stock units. In September 2008, upon the recommendation of the Committee on Directors and Corporate Governance and taking into account comparative data from Hewitt Consulting, the Board determined that there would be no changes in director compensation for 2009. The amount of AEP stock units awarded to non-employee directors pursuant to the Stock Unit Accumulation Plan is $120,000 annually. The amount of the annual cash retainer paid to non-employee directors is $80,000 annually. The Presiding Director fee is $20,000 annually. The fee for the chairman of the Audit Committee is $10,000 annually. Members of the Audit Committee, including the chairman, receive an additional annual retainer of $12,000. The chairman of the HR Committee receives an annual fee of $10,000. Each of these cash retainers is paid in quarterly increments.

The Company believes that the standard director compensation amount compensates directors appropriately for all general services that are rendered as a director, committee member, committee chair or as Presiding Director, including education and training appropriate to the director’s responsibilities. The Company believes, however, that special compensation can be appropriate when individual directors are asked to undertake special assignments requiring a significant amount of unexpected additional time, effort and responsibility. The Board’s policy (Special Com-

pensation Policy) provides for directors to be compensated at a daily rate when called upon to undertake special additional services beyond those contemplated by the Annual Retainer. Under the Special Compensation Policy, the Committee on Directors and Corporate Governance determines (a) the amount of any special compensation in light of the actual or anticipated time, effort and responsibility required of the director and (b) the form of special compensation, which may include a per diem fee, an hourly fee, a flat fee or any other reasonable payment or payments. No special compensation was paid in 2008.

Expenses.    Non-employee directors are reimbursed for expenses incurred in attending Board, committee and shareholder meetings. Directors are also reimbursed for reasonable expenses associated with other business activities that benefits the Company, including participation in director education programs.

The Company invited directors’ spouses to travel with the directors to attend two Board meetings in 2008. Spouses may also join non-employee directors on Company aircraft when a non-employee director is traveling to or from those Board meetings. The Company generally provides for, or reimburses the expenses of, the non-employee directors and their spouses for attendance at such meetings, which may result in a non-employee director recognizing income for tax purposes under applicable regulations. The Company therefore reimburses the non-employee director for the estimated taxes incurred in connection with any income recognized by the director as a result of the non-employee director’s or spouse’s attendance at such events.

Retainer Deferral Plan.    The Retainer Deferral Plan for Non-Employee Directors is a non-qualified deferred compensation plan that permits non-employee directors to choose to defer up to 100% of their annual retainer and fees into a variety of investment fund options, all with market-based returns, including an AEP stock fund. The Plan permits the non-employee directors to defer receipt until termination of service or for a period that results in payment commencing not later than five years after termination of service.

Stock Unit Accumulation Plan.    In 2008 the Stock Unit Accumulation Plan for Non-Employee Directors awarded $120,000 in AEP stock units to each non-employee director who served for the full year, and pro-rated amounts for partial year service. These AEP stock units are credited to directors quarterly, based on the closing price of AEP Common Stock on the payment date. Amounts equivalent to cash dividends on the AEP stock units accrue as additional AEP stock units. AEP stock units are not paid to the director in cash until termination of service unless the director has elected to further defer payment for a period that results in payment commencing not later than five years after termination of service.

Insurance.    AEP maintains a group 24-hour accident insurance policy to provide a $1,000,000 accidental death benefit for each director, $100,000 for each spouse of a director and $50,000 for all dependent children. The current policy, effective September 1, 2007 through September 1, 2010, has a premium of $28,905. In addition, AEP pays each non-employee director an amount to provide for the federal and state income taxes incurred in connection with the maintenance of this coverage and is reflected in the tax gross up column of the Non-Employee Director Compensation Table.

Stock Ownership.    The Board considers stock ownership in AEP by Board members to be important. As noted above in Stock Unit Accumulation Plan, non-employee directors are required to defer $120,000 annually in AEP stock units until termination of his or her directorship. As noted below under Share Ownership of Directors and Executive Officers, each non-employee director of AEP owns more than 10,000 shares of AEP Common Stock and AEP stock units, except for Ms. Goodspeed, Mr. Crosby, Mr. Hoaglin, Mr. Turner and Ms. Tucker, who were elected to the Board of Directors in October 2005, January 2006, December 2007, July 2008 and January 2009, respectively.

Insurance

The directors and officers of AEP and its subsidiaries are insured, subject to certain exclusions, against losses resulting from any claim or claims made against them while acting in their capacities as directors and officers. The AEP System companies are also insured, subject to certain exclusions and deductibles, to the extent that they have indemnified their directors and officers for any such losses. Such insurance, effective March 15, 2008 through March 15, 2009, is provided by: Associated Electric & Gas Insurance Services Ltd., Energy Insurance Mutual Ltd., Zurich American Insurance Company, National Union Fire Insurance Company (AIG), Twin City Fire Insurance Company (Hartford), St. Paul Mercury Insurance Company (Travelers), Westchester Fire Insurance Company (ACE), Arch Insurance Company U.S., RSUI Indemnity Company, U.S. Specialty Insurance Company (HCC Global), AXIS Reinsurance Company, AIG Insurance Excess International Ltd., Allied World Assurance Company Ltd. (AWAC), Liberty Mutual Insurance Company and XL Specialty Insurance Company, U.S. Specialty Insurance Company (HCC Global), Ariel Reinsurance Company, Ltd and XL Specialty Company. The total cost of this insurance is $4,141,000.

Fiduciary liability insurance provides coverage for AEP System companies, their directors and officers, and any employee deemed to be a fiduciary or trustee, for breach of fiduciary responsibility, obligation, or duties as imposed under the Employee Retirement Income Security Act of 1974. Such insurance, effective March 15, 2008 through March 15, 2009, is provided by Indian Harbor Insurance Company (XL U.S.), AXIS Reinsurance Company, Energy Insurance Mutual Ltd., and U.S. Specialty Insurance Company (HCC Global). The total cost of this insurance is $649,000.

2. Proposal to Approve Amendment to Certificate of Incorporation Eliminating Cumulative Voting and Support Board of Directors’ Adoption of Majority Voting in Director Elections

In recent years, many companies have changed the voting requirements applicable to elections for director. An emerging best practice calls for nominees in uncontested director elections to receive a majority of the votes cast at a shareholders’ meeting in order to be elected to a company’s board of directors. Previously, the prevailing requirement – which is in effect at the Company – was that a nominee for election as a director would be elected if the nominee received a plurality of the votes cast. Under a plurality standard, it is theoretically possible – but extremely unlikely in practice – for a director to be elected by receiving a small percentage of the shareholder vote if a high percentage of shareholders withhold their votes. The Company has seen reports indicating that more than two-thirds of the companies in the S&P 500 now have adopted a majority vote standard for electing directors in uncontested elections.

Over the last several years the Board has repeatedly considered adopting a majority vote standard, but the Board has not previously done so because the cumulative voting provisions of the Company’s Certificate of Incorporation are in conflict. After receiving a shareholder proposal from the Sheet Metal Workers’ National Pension Fund in November 2008, the Board once again analyzed the director election requirements. The Board has now decided that it is in the best interests of the Company and its shareholders for the Board to adopt amendments to the By-Laws adopting a majority vote standard if the shareholders first approve an amendment to the Certificate of Incorporation eliminating cumulative voting.

This Proposal 2 would eliminate cumulative voting rights and facilitate Board adoption of the majority vote standard for the election of directors in uncontested elections in the manner described below.

Elimination of Cumulative Voting.    The Board believes that it is inappropriate to establish a majority vote standard while cumulative voting still exists. Under cumulative voting, each holder of common stock is entitled to cast a number of votes equal to the number of votes he or she would be entitled to cast with respect to his or her shares of stock multiplied by the number of directors to be elected. A shareholder may give one candidate all the votes the shareholder is entitled to cast or may distribute votes among as many candidates as the shareholder chooses.

To illustrate, if Shareholder A owns 200 shares and Shareholder B owns 100 shares, and if ten directors are to be elected, Shareholder A can cumulate his or her votes and cast up to 2,000 shares for a single director, while Shareholder B can cumulate his or her votes and cast up to 1,000 shares for the same or a different director. Thus, Shareholder A’s 100 additional shares can result in voting power equivalent to 1,000 more votes than Shareholder B’s voting power if concentrated in a single nominee if Shareholder B also cumulates all votes for a single nominee, or up to 1,900 more votes than Shareholder B if Shareholder B does not cumulate any votes and distributes votes evenly across all nominees.

The Board believes that cumulative voting is philosophically incompatible with a majority vote standard because cumulative voting advantages minorities with large holdings (i.e., it enables individual large shareholders or even small groups of large shareholders with less than a majority of the shares to cumulate their votes to elect specific directors), while majority voting seeks to empower the majority comprised of large and small shareholders alike.

The Board believes that each director should represent the interest of all shareholders, rather than the interest of a minority shareholder or special constituency. The adoption of a majority vote standard and the elimination of cumulative voting for directors are consistent with the Company’s desire to maintain a close alignment of shareholder interests and Board accountability. If a director owed his or her election to individual large shareholders or a small group of large shareholders that cumulated their votes and used his or her position on the Board to support the special interests of that particular constituency, this could create partisanship and divisiveness among Board members and impair the Board’s ability to operate effectively as a collaborative governing body, to the detriment of the Company’s shareholders.

Accordingly, the Board, after review and deliberation, determined that, in order to establish a majority vote standard, eliminating cumulative voting of directors is in the best interests of the Company and its shareholders.

Thus, the Board recommends that the shareholders approve a proposed amendment to the Company’s Restated Certificate of Incorporation, as amended, to eliminate the cumulative voting provision of Article 4.2, from the Certificate of Incorporation.

Majority Voting.    Under the Company’s current plurality vote standard, a nominee in a director election can theoretically be elected or re-elected with a very small vote total if a substantial majority of the votes cast are “withheld” from or voted against that nominee. As an extreme (and highly unlikely) example, if 99% of the shares “withhold” authority to vote for a nominee, a vote “for” the nominee by the remaining 1% of shares would result in the nominee’s election or re-election to the Board under the current plurality vote standard.

The proposed majority vote standard would require that a nominee for director in an uncontested election receive a majority of the votes cast at a shareholder meeting in order to be elected to the Board. The Board believes that the proposed majority vote standard for uncontested elections is a fairer and better standard. The current plurality vote standard guarantees that all directors will be elected in uncontested elections, no matter how low their vote totals. However, if a majority vote standard is adopted, nominees in uncontested elections will be elected only if a majority of the votes cast are voted in their favor. The Board believes that adoption of a majority vote standard in director elections will strengthen the director nomination process and enhance director accountability.

The Board believes that each director should only be elected if such director receives a majority of the votes cast and that each director should represent the interests of all shareholders, rather than the interests of a minority shareholder or special constituency. The elimination of cumulative voting for directors, followed by the Board’s adoption of a majority vote standard, would be consistent with the Company’s desire to maintain close alignment of shareholder interests and Board accountability. Accordingly, the Board, after review and deliberation, determined that, if the shareholders approve amendment of the Certificate of Incorporation to eliminate cumulative voting for the election of directors, amendment of the By-laws by the Board to adopt a majority vote standard is advisable and in the best interests of the Company and its shareholders.

The Board appreciates the initiative of the Sheet Metal Workers’ National Pension Fund in raising this important issue.

If the Shareholders Approve Elimination of Cumulative Voting from the Certificate of Incorporation, the Board Will Adopt Majority Voting Provisions in the By-Laws.

The elimination of cumulative voting requires an amendment to the Certificate of Incorporation, which would amend Article 4.2 (the cumulative voting provision); this amendment to the Certificate of Incorporation has been approved and declared advisable by the Board but requires adoption by the Company’s shareholders. If this Proposal 2 is approved by the shareholders:

•	Article 4.2 of the Certificate of Incorporation will be amended to read:

“Each share of the Common Stock shall be equal in all respects to every other share of the Common Stock. Every holder of record of the Common Stock shall have one vote for each share of Common Stock held by him or her for the election of directors and upon all other matters.”

•

The Board will amend the By-Laws by adding provisions requiring that, in order to be elected in an uncontested election, a nominee for director must receive the affirmative vote of a majority of the votes cast at a meeting of shareholders, provided that, in contested elections, the affirmative vote of a plurality of the votes cast will be required to elect a director.

•

The Board will add appropriate provisions to the By-Laws to require an incumbent director who fails to receive the affirmative vote of a majority of the votes cast in an uncontested election at a meeting of shareholders to submit his or her resignation, with such resignation to be considered by the members of the Directors and Corporate Governance Committee and the Board, in each case excluding the affected incumbent director from participating in the consideration and decision. The decision of the Board as to whether or not to accept the resignation will be publicly disclosed, together with the reasons for such decision, within 90 days from the certification of the election results.

•

The Board will add appropriate provisions to the Directors and Corporate Governance Committee Charter to direct that Committee to consider and make a recommendation to the Board with respect to any incumbent director’s tendered resignation.

Board Recommendation.    After review, the Directors and Corporate Governance Committee recommended elimination of the Article 4.2 cumulative voting provision, and the Board of Directors agreed and determined that the amendment is advisable and in the best interests of the Company and its shareholders. Accordingly, the Board has proposed the amendment and recommends that Company shareholders approve the amendment by voting in favor of this Proposal 2.

Vote Required.    Approval of this Proposal 2 requires the affirmative vote of a majority of the outstanding shares of the Company’s common stock entitled to vote on this Proposal 2. Unless marked to the contrary, proxies received will be voted for this Proposal 2.

Your Board of Directors recommends a vote FOR this Proposal 2.

3. Proposal to Ratify Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed the firm of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2009. Although action by the shareholders in this matter is not required, the Audit Committee believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by the independent registered public accounting firm in maintaining the integrity of Company financial controls and reporting, and will seriously consider shareholder input on this issue. Whether or not the appointment of Deloitte & Touche LLP is ratified by the shareholders, the Audit Committee may, in its discretion, change the appointment at any time during the year if it determines that such change would be in the best interests of the Company and its shareholders.

One or more representatives of Deloitte & Touche LLP will be in attendance at the annual meeting on April 28, 2009. The representatives will have the opportunity to make a statement, if desired, and will be available to respond to appropriate questions from shareholders.

Vote Required.    Approval of this proposal requires the affirmative vote of holders of a majority of the shares present in person or by proxy at the meeting.

Your Board of Directors recommends a vote FOR this Proposal 3.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2008 and December 31, 2007, and fees billed for other services rendered by Deloitte & Touche LLP during those periods.

	2008	2007
Audit Fees(1)	$11,762,000	$11,747,000
Audit-Related Fees(2)	1,184,000	1,456,000
Tax Fees(3)	697,000	1,820,000

TOTAL	$13,643,000	$15,023,000

(1)	Audit fees in 2007 and 2008 consisted primarily of fees related to the audit of the Company’s annual consolidated financial statements, including each registrant subsidiary. Audit fees also included auditing procedures performed in accordance with Sarbanes-Oxley Act Section 404 and the related Public Company Accounting Oversight Board Auditing Standard Number 5 regarding the Company’s internal control over financial reporting. This category also includes work generally only the independent registered public accounting firm can reasonably be expected to provide.
(2)	Audit related fees consisted principally of regulatory, statutory, employee benefit plan audits, and audit-related work in connection with acquisitions, dispositions, and new ventures.
(3)	Tax fees consisted principally of tax compliance services. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings.

The Audit Committee has considered whether the provision of services other than audit services by Deloitte & Touche LLP and its domestic and global affiliates is compatible with maintaining independence, and the Audit Committee believes that this provision of services is compatible with maintaining Deloitte & Touche LLP’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Auditor

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditor. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific limitation. The independent auditor and management are required to report to the Audit Committee at each regular meeting regarding the extent of services provided by the independent auditor in accordance with this pre-approval policy, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. In 2008, all Deloitte & Touche LLP services were pre-approved by the Audit Committee.

Other Business

The Board of Directors does not intend to present to the meeting any business other than the election of directors, the amendment to the Certificate of Incorporation and the ratification of the appointment of the independent registered public accounting firm.

If any other business not described herein should properly come before the meeting for action by the shareholders, the persons named as proxies on the proxy card or their substitutes will vote the shares represented by them in accordance with their best judgment. At the time this proxy statement was printed, the Board of Directors was not aware of any other matters that might be presented.

Compensation Discussion and Analysis

Overview

The HR Committee oversees AEP’s executive compensation program and determines the compensation for executives. In carrying out this responsibility, the HR Committee reviews and determines all compensation, significant benefit plan changes and perquisites for AEP’s executive officers. The HR Committee makes recommendations to the independent board members about the compensation of the Chief Executive Officer, and those independent board members determine the CEO’s compensation.

AEP’s executive compensation programs are designed to:

•	Attract and retain a superb leadership team with market competitive compensation and benefits;

•	Reflect AEP’s financial and operational size and the complexity of its multi-state operations;

•

Maximize shareholder value by emphasizing performance-based compensation over base salary, providing a substantial percentage of executive officers’ total compensation opportunities in the form of stock-based compensation, and requiring executives to meet stock ownership requirements;

•	Support the implementation of the Company’s business strategy by tying annual incentive awards to earnings per share targets, and the achievement of specific operating and strategic objectives;

•	Motivate and reward outstanding individual performance; and

•	Promote the stability of the management team by creating strong retention incentives with multi-year vesting schedules for long-term incentive compensation.

Overall, AEP’s executive compensation program is intended to create a total compensation opportunity that, on average, is equal to the median of AEP’s peer group of other utility companies and industrial companies, as described below under “Compensation Peer Group.” The HR Committee’s independent compensation consultant, Towers Perrin, participates in HR Committee meetings, assists the HR Committee to develop the compensation program and meets with the HR Committee in executive session without management present during most meetings. See the Human Resources Committee Report on page 41 for additional information about the independence of Towers Perrin’s advice to the HR Committee.

In light of extremely difficult economic conditions the HR Committee, with management’s agreement, made several recent changes to our executive compensation program. These steps were to:

•	Freeze salaries, effective November 1, 2008, for executive officers and other employees,

•	Freeze target annual incentive opportunities for each salary grade, expressed as a percentage of base pay, at 2008 levels,

•

Reduce the grant date value of the long-term incentive opportunity granted to the CEO for the 2009-2011 performance period by 12% from the prior year grant value and freeze the long-term incentive opportunities for all other salary grades, and

•

Change the methodology for AEP’s 2009 annual incentive compensation program to link target award funding to the achievement of earnings above the midpoint of our earnings guidance range, rather than to the midpoint of our earnings guidance range, as has been the case for the last several years.

Specifically, the HR Committee tied target funding for the 2009 annual incentive compensation program for nearly all AEP’s employees, including the executive officers, to AEP’s ongoing EPS performance relative to the upper quartile of our 2009 earnings guidance as of December 2008, which was EPS of $3.30 per share, rather than to the midpoint of our EPS guidance range of $3.20 per share.

The HR Committee selected the upper quartile of the earning guidance range as the target, rather than the midpoint to require year over year improvement for target award funding. Despite deteriorating economic conditions that have led the Company to issue earnings guidance with a midpoint that was slightly lower than the prior year’s results, the Committee also believed that a modest increase in the EPS target over the prior year struck an appropriate balance between employee and shareholder interests during these extremely difficult economic conditions.

Our 2008 earnings target was approximately 8.5% or $0.25 per share higher than our 2007 earnings target, and our 2009 earnings target is approximately 3.1% or $0.10 per share higher than our 2008 earnings target. Despite the reduced growth of the EPS target, the HR Committee believes AEP’s 2009 EPS objective will be more difficult to achieve than the 2008 target due to very difficult economic conditions.

Compensation Program Design

The compensation program for executive officers includes base salary, annual incentive compensation, long-term incentive compensation, a comprehensive benefits program and some perquisites that help executives conduct company business.

The HR Committee provides a balance of short-term and long-term incentive compensation that is consistent with the mix provided by AEP’s compensation peer group. The HR Committee chooses performance objectives for AEP’s incentive program to better ensure that short-term performance is not encouraged or rewarded at the expense of long-term performance. In addition, the

HR Committee balances earnings objectives and other objectives in AEP’s annual incentive compensation by tying awards to the simultaneous achievement of AEP’s earnings per share targets and a balanced scorecard of other objectives. For example, the annual incentive compensation opportunity provided to the executive officers named in the summary compensation table on page 44 for 2008 was tied to the simultaneous achievement of AEP’s ongoing 2008 earnings per share guidance and performance in four equally weighted categories: safety, operating performance, regulatory performance and strategic initiatives. This approach keeps annual incentive compensation in step with the earnings of the Company while, at the same time, tying annual incentive compensation to other important objectives, including non-financial measures, such as safety.

Long-term incentive compensation is tied to longer-term shareholder return objectives to maintain an appropriate focus on creating sustainable long-term shareholder value. Specifically, long-term compensation was tied to AEP’s three-year total shareholder return and three-year cumulative earnings per share.

AEP’s 2008 annual incentive compensation was awarded based on goals established and approved by the HR Committee in January 2008. All funding of annual incentive compensation for nearly all AEP employees, including the named executive officers, was tied to AEP’s ongoing earnings per share guidance (see Annual Incentive Compensation-Annual Performance Objectives below for a detailed description of the performance measure).

The HR Committee chose earnings per share as the funding factor because it is strongly correlated with shareholder returns, largely reflects management’s performance in operating the Company and is the primary measure by which the Company communicates forward-looking financial information to the investment community. The EPS measure is clearly understood by both our shareholders and employees. We also believe that EPS growth leads to the creation of long-term shareholder value.

AEP’s long-term incentive program focuses on longer-term shareholder value objectives. In 2008 performance units awarded to executive officers were linked to AEP’s three-year total shareholder return relative to the utility companies in the S&P 500 Index and AEP’s three-year cumulative ongoing earnings per share. Total shareholder return is generally the change in share price plus the dividend payments over the performance period. A cumulative earnings measure was chosen to ensure that the total earnings for all three years contribute equally to the award calculations, as opposed to assessing performance for each of the three years independently, which could encourage the sacrifice of earnings in one year to better ensure the achievement of earnings objectives in other years. The HR Committee also chose a total shareholder return measure for long-term incentive awards to provide an external performance comparison that reflects the effectiveness of management’s strategic decisions and actions over this period. The HR Committee also uses long-term incentives as a retention tool to foster management continuity by subjecting these awards to a three-year vesting period.

AEP’s compensation programs place a substantial amount of compensation at risk in the form of variable incentive compensation instead of fixed or base pay, with a substantial portion of the variable compensation subject to the achievement of earnings objectives. For 2008, eighty-five percent of the total compensation opportunity for the Chief Executive Officer and at least seventy-five percent of that for the other named executive officers was at risk in the form of incentive compensation. The HR Committee annually reviews the mix of base salary, annual incentive and long-term incentive compensation opportunity provided to executives. Consistent with AEP’s Compensation Peer Group, more than seventy percent of the 2008 target compensation opportunity for the CEO and between fifty-seven percent and seventy-two percent of that for the other named executive officers is in the form of long-term, stock based incentive compensation. As a result, the value executives realize from their compensation opportunity is closely linked to AEP’s long-term total shareholder return.

The HR Committee believes that AEP’s incentive structure provides an appropriate incentive for executives to manage the Company in the long-term interests of its stockholders without encouraging inappropriate risk taking. The largest portion of the compensation for our executive officers focuses on the Company’s long-term performance. Since 2003, the HR Committee has chosen to use performance units as the primary form of long-term incentive awards, rather than other forms of compensation that may encourage more risk taking, such as stock options. In addition, the Company maintains stock ownership requirements for its executives to ensure that large amounts of compensation are equity-based and deferred until after the executive retires. This provides strong incentives to manage the Company in the long term interests of its shareholders and better ensures that executives are not encouraged to take excessive risk in the short term.

The HR Committee also strives to establish performance measures that balance quantitative and qualitative factors, avoid excessive weight on a single performance measure and that are achievable with high but sustainable levels of performance. The HR Committee also caps the potential payout score at 200% of target for all AEP performance measures and retains discretion to adjust incentive awards to reflect qualitative performance factors, including adherence to company values.

The HR Committee also targets a total compensation opportunity for each individual executive that is within a market competitive range, which the HR Committee generally considers to be within 15% of the peer group median. Each element of AEP’s compensation program is structured to fit within this overall level of compensation opportunity. To the extent that the total compensation opportunity for an executive is above or below the peer group median, the HR Committee adjusts elements of pay over time to bring the total compensation opportunity into the competitive range. For example, the HR Committee has offset the CEO’s compensation opportunity by an amount approximately equal to the incremental cost to the Company of his personal use of AEP’s corporate aircraft.

Compensation Peer Group

The HR Committee annually reviews AEP’s executive compensation relative to a peer group of companies that represent the talent markets with which AEP must compete to attract and retain executives. This Compensation Peer Group is annually reviewed and adjusted as appropriate by the HR Committee in consultation with its independent compensation consultant. The Compensation Peer Group is chosen from a broad list of companies provided by the HR Committee’s independent compensation consultant for which compensation data is available. The peer companies are chosen to provide a peer group that is, on average, comparable in size to AEP in revenues, assets, market capitalization and number of employees. In addition, the HR Committee also considers the one and three year total shareholder return of the industrial companies when selecting the peer group. The Compensation Peer Group currently consists of an approximately equal balance of utility and industrial companies. The HR Committee includes industrial companies outside the utility industry both because AEP must compete with industrial companies to attract and retain executives and to increase the median level of assets and employees in the peer group to more closely compare to AEP. For 2008, the Compensation Peer Group consisted of 14 large and diversified energy services companies and 12 Fortune 500 companies shown in the table below.

AEP’s Compensation Peer Group

Energy (14 Companies)	General Industry (12 Companies)

Centerpoint Energy, Inc.	3M Company

Constellation Energy Group, Inc.	Bristol-Myers Squibb Company

Dominion Resources, Inc.	Caterpillar Inc.

Duke Energy Corporation	CSX Corporation

Edison International	Goodyear Tire & Rubber Company

Entergy Corporation	Northrop Grumman Corporation

Exelon Corporation	PPG Industries, Inc.

FirstEnergy Corp.	Schlumberger N.V.

FPL Group, Inc.	Sunoco, Inc.

PG&E Corporation	Textron Inc.

Public Service Enterprise Group Incorporated	Union Pacific Corporation

Sempra Energy	Weyerhaeuser Company

The Southern Company

Xcel Energy

Towers Perrin annually provides the HR Committee with an executive compensation study covering all executive officer positions and many other executive positions based on its survey information for the Compensation Peer Group. The methodology and job matches used in this study are determined by Towers Perrin based on descriptions of each executive’s responsibilities and are reviewed with the HR Committee. The standard benchmark is the median value of compensation paid by the Compensation Peer Group. However, in 2008 Towers Perrin also used a regression analysis of all energy companies in their database as the market benchmark for Mr. Powers (President AEP Utilities) because in Towers Perrin’s judgment, this provided the most accurate comparison. These are the only outside compensation surveys that the HR Committee used in 2008. Differences in the compensation opportunity provided to our named executive officers generally reflect differences in their individual roles and responsibilities, as well as differences in individual performance over time and other factors.

Executive Compensation Program Detail

AEP provides three primary elements of compensation to named executive officers: base salary, annual incentive compensation and long-term incentive compensation. Each of these elements reflects individual performance and results.

Executive Compensation Component Summary.    The following table summarizes the major components of our Executive Compensation Program.

Component	Purpose	Key Attributes

Base Salary	• To provide a market-competitive and consistent minimum source of income

•     Salary increases established by HR Committee based on:

•     Sustained individual performance as assessed in written evaluations,

•     The responsibilities, experience and future potential of each executive officer,

•     Supervisor recommendations, which are constrained by the Company’s merit budget,

•     Reporting relationships,

•     The impact that any change in base salary may have on other pay elements,

•     Tally sheets, and

•     The competitiveness of each executive’s total compensation.

•     No salary increases for 2009

Annual Incentive Compensation

•     To intensify executive officer focus on annual performance objectives that are critical to AEP’s success

•     For 2008 these objectives were:

•     Ongoing earnings per share relative to our 2008 earnings guidance of $3.10- $3.30 per share, as the funding measure,

•     Safety,

•     Operating performance,

•     Regulatory performance, and

•     Strategic initiatives.

•     Provided under the Senior Officer Incentive Plan

•     Maximum total award opportunity for all executive officers of 0.75% of income before discontinued operations, extraordinary items and the cumulative effect of accounting changes

•     Annual incentive targets established by the HR Committee based on competitive compensation information provided by Towers Perrin

•     Actual awards may generally vary from 0% to 200% of base salary

Component	Purpose	Key Attributes

•     The funding created by AEP’s earnings per share performance is allocated to each business unit and staff group, including the executive officer group, based on their performance toward their goals relative to the performance of all other groups

•     Individual awards are then determined by the HR Committee based on:

•     Each executive’s calculated bonus opportunity,

•     Individual performance for the prior year,

•     Market competitive compensation,

•     Tally sheets, and

•     The limits of the overall bonus pool.

Long-Term Compensation

•     To motivate AEP management to maximize shareholder value by linking this potential compensation directly to shareholder returns

•     To help ensure that Company management remains focused on longer-term results, which the HR Committee considers to be essential given the large amount of long-term investment required in our business

•     To reduce executive turnover and maintain management consistency

•     Specific performance objectives currently are:

•     Three-year cumulative earnings per share, and

•     Three-year total shareholder return relative to the utilities in the S&P 500

•     The HR Committee currently provides long-term incentive awards in the form of three-year performance units

•     The HR Committee establishes award guidelines for each executive salary grade based on total compensation practices for similar positions in AEP’s Compensation Peer Group

•     Individual long-term incentive awards are primarily based on:

•     Individual performance,

•     Award guidelines for each salary grade established by the HR Committee,

•     Market competitive compensation levels,

•     Tally sheets,

•     The executive officers’ future potential for advancement, and

•     The overall award budget

Base Salary.    AEP pays base salaries to provide a market-competitive and consistent minimum source of income to executives. When determining the 2008 salaries for executive officers, the HR Committee considered:

•

Evaluations of their sustained individual performance in the following areas: integrity/ethics, communication, willingness to confront tough issues, business acumen, strategic planning, teamwork, fostering a high performance culture and, for the CEO only, leadership of the board of directors,

•	The responsibilities, experience and future potential of each executive officer,

•	Reporting relationships,

•	Supervisor recommendations, which are constrained by the Company’s merit budget,

•	Tally sheets showing salary history and all other elements of total rewards,

•	The impact that any change in base salary may have on other pay elements, such as annual incentive compensation, and

•	The competitiveness of the executive’s total compensation, which includes annual incentive compensation and long-term incentive compensation.

Before determining base salaries, the individual performance of each executive officer is evaluated in the areas described above by the senior executive to whom each reports. The CEO’s performance is assessed by the independent members of the board of directors. To more fully assess the CEO’s performance, the HR Committee Chairman annually solicits confidential written evaluations from all board members, senior AEP executives and AEP’s auditors.

To develop a base salary recommendation for the CEO, the HR Committee, in executive session, subjectively weighs the CEO’s performance along with the market compensation information provided by Towers Perrin. The HR Committee also reviews tally sheets showing the CEO’s total reward package, including perquisites. The HR Committee presents its recommendation to the independent members of AEP’s Board, who make the final determination of the CEO’s salary.

In determining the 2008 base salaries for the other named executive officers, the HR Committee reviews Mr. Morris’ or Mr. English’s written assessment of the other named executive officers’ performance and the market compensation benchmarks provided by Towers Perrin. The CEO presents base salary recommendations for the named executive officers, other than himself, to the HR Committee, and the HR Committee makes the final determination.

Annual Incentive Compensation.    AEP provides annual incentive compensation to executive officers to intensify their focus on annual performance objectives that are critical to AEP’s success, such as obtaining rate recovery for our capital investment program. Annual incentive compensation is paid under the Senior Officer Incentive Plan, which was approved by shareholders at the 2007 annual meeting. The HR Committee reviews and approves the annual compensation paid to the named executive officers, other than the CEO. The independent members of the board review and approve the annual incentive compensation of the CEO.

The HR Committee establishes one or more objective performance measures under the Senior Officer Incentive Plan each year. These objective measures establish the maximum award that each executive officer may receive for such year, although the HR Committee generally expects to award less than this maximum, as was the case each year that this plan was in place.

Annual Incentive Targets.    The HR Committee, in consultation with Towers Perrin and Company management, has established and periodically adjusts the annual incentive targets for executive positions and salary grades. Annual incentive targets are expressed as a percentage of each participant’s base earnings. Actual awards can vary from 0% to 200% of the annual incentive target, although the HR Committee may approve larger awards, subject to the maximum award determined under the Senior Officer Incentive Plan.

In setting annual incentive targets, the Company and the HR Committee consider:

•

The compensation survey information provided by Towers Perrin, which shows the competitiveness of AEP’s annual incentive compensation targets, total cash compensation and total compensation for the named executive officers relative to the Compensation Peer Group,

•	AEP’s progression of incentive targets by salary grade, and

•	The expense implications of any changes.

For 2008 the HR Committee established the following annual incentive targets for the named executive officers:

•	110 percent of base salary for Mr. Morris,

•	100 percent of base salary for Mr. Tierney,

•	75 percent of base salary for Mr. English, and

•	70 percent of base salary for Ms. Koeppel and Mr. Powers.

Before 2008, Mr. Tierney oversaw AEP’s Commercial Operation group, which includes our energy trading and marketing function. That position has a relatively high annual incentive target because it is market competitive for similar positions. In order to develop executive talent and as part of AEP’s succession planning, Mr. Tierney was elected to his current position in 2008. His annual incentive target was maintained at the previous level.

Annual Performance Objectives.    In January 2008 the HR Committee established AEP’s 2008 ongoing earnings guidance of $3.10- $3.30 per share as the funding measure for AEP’s annual incentive compensation program. This performance measure required earnings per share equal to:

•	The low end of AEP’s earnings guidance ($3.10 per share) for a threshold 20% of target score and award pool,

•	The mid-point of AEP’s earnings guidance ($3.20 per share) for a 100% of target score and award pool, and

•	The high end of AEP’s earnings guidance ($3.30 per share) for a maximum 200% of target score and award pool.

If ongoing earnings would have been less than $3.10 per share, no annual incentive compensation would have been paid out to the named executive officers or to other employees. The 2008 EPS target was $0.25 (or approximately 8.5%) higher than the 2007 EPS target. This performance measure had the effect of sharing earnings with employees such that every one cent increase in ongoing earnings per share above the mid-point resulted in an approximate 10% increase in incentive funding, up to a maximum 200% of target funding at earnings of $3.30 per share.

In 2008 AEP produced ongoing EPS of $3.24, which was in the higher end of this range. This resulted in a 2008 ongoing earnings per share score of 136.2%. For 2008, ongoing EPS was less than earnings per share reported in AEP’s financial statements primarily because of a favorable settlement of a lawsuit and an unfavorable regulatory order. See our Form 8-K filed on January 29, 2009 announcing 2008 fourth quarter and year-end earnings for a reconciliation of ongoing and reported EPS.

For 2008 the HR Committee again used an Executive Council Scorecard to tie the annual incentive awards for AEP’s executive team to four areas of performance: safety, operating performance, regulatory performance and strategic initiatives.

Maintaining the safety of AEP employees, customers and the general public is always a primary consideration, and safety is an AEP core value. Accordingly, the HR Committee tied 25% of the scorecard to reducing accidents and the severity of injuries across the AEP system. In addition, the HR Committee established a fatality deduction for 2008, such that any accidental work-related employee fatality in 2008 would have reduced the score for executive officers by 25% and by lesser amounts for all other employees. The frequency and severity of on-the-job injury accidents substantially improved in 2008, which we believe was the result of our focus on preventing accidents. Most importantly, there were no fatal employee accidents on the job in 2008. Back–to-back years without an employee fatality represent a “first” for AEP during the many decades we have recorded safety data. As a result the overall 2008 safety score for the Executive Council was 181.6% of target.

The HR Committee also tied 25% of the scorecard to the operating performance of AEP’s assets. This component measures the reliability of our wires assets, the availability of our generating plants and environmental performance across the AEP system. In 2008 AEP achieved below target results for wires reliability and plant availability but above target results for environmental performance, which produced an overall operating performance score of 66.6% of target.

Since AEP has undertaken many major capital improvement projects, recovering these additional investments with satisfactory returns through rate proceedings is imperative to AEP’s near and long-term success. Therefore, the HR Committee tied 25% of the scorecard to AEP’s overall success in achieving rate recovery in regulatory proceedings at the Federal Energy Regulatory Commission and state public utility commissions. AEP had targeted $518 million of additional rate relief in 2008, but the Company exceeded that goal by achieving $526 million of rate relief. As a result, the HR Committee subjectively scored this component at 125.0% of target.

For 2008 the strategic initiatives category included performance measures related to improving workforce diversity and regulatory filings regarding rate restructuring in Ohio. AEP’s overall performance towards these goals in 2008 produced a score of 100.9% of target.

The scores for the safety, operating performance, regulatory performance and strategic initiatives goals for 2008 combined to produce an above target Executive Council Scorecard result of 118.5% of target.

In order to allocate the award pool created by AEP’s EPS to each incentive group (typically a business unit or staff function), the resulting scores are divided by the weighted average performance score for all groups. For 2008 the average performance score for all groups in AEP’s annual incentive compensation program was 133.9% of target. This same weighted average performance score is applied to the group that includes the named executive officers. The chart below shows the calculation of the overall performance score for the named executive officers.

Executive Council Score		EPS Score		Average Performance Score		Overall Performance Score*
118.5%	×	136.2%	÷	133.9%	=	120.5%
* The maximum overall performance score is 200%

The annual incentive opportunity for each employee for a given year is calculated by multiplying their base earnings by their annual incentive target and the overall award score for their group. This calculated bonus opportunity, shown in the chart below for each named executive officer, is the starting point for determining annual incentive awards. The HR Committee then evaluates the individual performance of each named executive officer to determine the final award.

Name	2008 Base Earnings		Annual Incentive Target %		Overall Performance Score		Calculated Bonus Opportunity	Actual Awards
Michael G. Morris	$1,247,885	x	110%	x	120.5%	=	$1,654,071	$1,654,071

Holly K. Koeppel	$497,885	x	70%	x	120.5%	=	$419,966	$450,000

Carl L. English	$548,308	x	75%	x	120.5%	=	$495,533	$450,000

Brian X. Tierney	$398,181	x	100%	x	120.5%	=	$479,808	$665,000

Robert P. Powers	$509,154	x	70%	x	120.5%	=	$429,471	$415,000

The sum of the calculated bonus opportunity for all employees is the overall bonus pool for the Company. The use of this overall bonus pool generally ensures a disciplined award allocation process, since higher awards must be offset by lower awards to avoid exceeding the bonus pool.

The HR Committee believes that annual incentive compensation should not be purely based on a formulaic calculation, but should instead be adjusted from this starting point to reflect better each executive’s individual performance, contribution and situation. Therefore, the HR Committee considers the following factors in determining the amount of annual incentive compensation to be paid to each executive officer, up to the maximum amount available under the Senior Officer Incentive Plan:

•	The calculated bonus opportunity,

•

The CEO’s award recommendation, which is primarily based on a subjective assessment of each executive’s relative individual performance for the prior year, focusing particularly on those goals for which the executive had primary responsibility,

•	The formal written performance assessment discussed above under Base Salary,

•	Compensation information provided by the HR Committee’s independent compensation consultant,

•	Tally sheets, and

•	The limits of the overall bonus pool.

As a result of this subjective assessment of the above factors for each named executive officer, the HR Committee awarded annual incentive compensation for 2008 that varied from the calculated bonus opportunity. In no case did the amounts exceed the maximum award opportunity created by objective performance measures under the Senior Officer Incentive Plan. The HR Committee establishes performance measures that are intended to provide maximum award opportunities that allow the HR Committee to award annual incentive compensation to executive officers in an amount that they subjectively determine to be commensurate with each executive’s individual performance up to the executive’s maximum award opportunity. In this way, the HR Committee retains the flexibility to make awards that are based on individual performance, while still allowing the Company to deduct such compensation as performance based compensation under Section 162(m) of the Internal Revenue Code.

For 2008, the HR Committee established income before discontinued operations, extraordinary items and the cumulative effect of accounting changes (Adjusted Income) as the 2008 performance objective under the Senior Officer Incentive Plan. The maximum dollar value available for awards under this plan was point seventy five percent (0.75%) of 2008 Adjusted Income. The HR Committee further allocated a specific percentage of this amount to each executive officer.

In determining the amount of Mr. Morris’s annual incentive award, the independent members of the Board considered AEP’s EPS, which was above target, despite difficult economic conditions.

In addition, there were no work related fatalities of AEP employees in 2008. It is only the second year since 1997, and only the third year since 1970 that the Company has completed a calendar year without a fatal employee accident. In addition, this is the first time since we began permanently maintaining safety records that we have had two consecutive years without a fatal employee accident.

The annual incentive awards made to Ms. Koeppel and Messrs. English and Powers were generally in line with the calculated bonus opportunity. The annual incentive award made to Mr. Tierney also reflected his successful efforts in negotiating a settlement of a complex lawsuit in 2008 that resulted in the Company’s receipt of $255 million.

The actual annual incentive compensation earned for 2008 by the named executive officers is shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 44.

For 2009 the HR Committee froze AEP’s annual incentive targets at the same percentages of salary for each salary grade as we used for 2008. The HR Committee also added a credit rating deduction to the funding measure for AEP’s annual incentive program. The credit rating deduction will reduce the overall score for executive officers and all employees by 10% at the HR Committee’s discretion if one of the major credit rating agencies reduces the rating on the Company’s senior unsecured debt during the year. The HR Committee added this new potential deduction in 2009 because the Company needs good credit quality to efficiently access the financial markets during these difficult economic times.

For 2009, the HR Committee established the same four categories of performance measures, which are safety, operating performance, regulatory performance and strategic initiatives, (see page 30 for a description of the Executive Council Scorecard), although, the weighting of these categories was changed slightly for 2009.

Long-Term Incentive Compensation.    The HR Committee uses equity-based long-term incentive awards to motivate AEP management to maximize shareholder value by linking this potential compensation directly to shareholder returns. These awards also help ensure that Company management remains focused on longer-term results, which the HR Committee considers to be essential given the large amount of long-term investment required in our business. In addition, the three-year vesting requirements of these awards are a retention incentive that helps reduce executive turnover and maintain management consistency.

AEP annually reviews the mix of long-term incentive compensation it provides its executives. The HR Committee has not granted stock options as part of its regular annual grant cycle for long-term incentive awards since 2003 because of employee, investor and public concerns about stock options. Revised accounting standards also eliminated the preferential accounting treatment of stock options.

The HR Committee primarily grants long-term incentive awards on a fixed annual cycle that currently takes place at its December meeting, following its annual executive compensation review. The HR Committee also grants long-term incentive awards, such as restricted stock unit awards, at other times of the year to provide a timely special reward for key contributors and for specific employment offers. It is a long-standing HR Committee practice to consider the impact of any recent and upcoming Company announcements and financial disclosures that may impact AEP’s share price, as well as AEP’s current stock price itself, when determining the number of shares or units to grant under AEP’s long-term incentive program.

The HR Committee establishes award guidelines for each executive salary grade based on market competitive total compensation for similar positions in AEP’s Compensation Peer Group. Individual long-term incentive awards are determined by the HR Committee, or, for the CEO, by the independent members of the Board. These determinations are made based on:

•	Individual performance assessments (described under Base Salary above),

•	Award guidelines for each salary grade established by the HR Committee,

•	Survey information for the Compensation Peer Group,

•	Tally sheets,

•	Management’s recommendations for awards to employees under their purview,

•	The executive officers’ future potential for advancement, and

•	Other factors, all within the context of an overall award budget.

The HR Committee also regularly reviews tally sheets for the executive officers, which provide information about the performance and potential future payout of outstanding equity awards to assess their ongoing effectiveness in meeting the program’s objectives. The HR Committee also determines whether the value of the potential award payout appropriately reflects the Company’s performance and condition. Otherwise, the HR Committee may reduce the award score. The HR Committee also considers whether the value that executive officers have received from vested equity awards and the potential value from outstanding equity awards is so large as to reduce significantly the need for or effectiveness of any future equity awards. To date, the HR Committee has not found this to be the case.

Performance Units

Currently, the HR Committee’s practice is to grant long-term incentive awards annually in the form of performance units with a three-year performance and vesting period. Long-term incentive awards have been granted to executive officers exclusively in the form of performance units since 2006. For 2008, performance units were the only type of long-term incentive awarded to executive officers.

The HR Committee granted performance unit awards, effective January 1, 2008, as follows:

Name	Number of Performance Units Granted
Mr. Morris	125,000
Ms. Koeppel	28,090
Mr. English	44,840
Mr. Tierney	17,140
Mr. Powers	29,320

Recipients must remain employed by AEP through the end of the vesting period to receive a full payout, but payouts are prorated for retiring executives. Dividends are reinvested in additional performance units. The maximum score for each performance measure is 200 percent. The value of each performance unit that is earned is based on the average closing price of AEP common stock for the last 20 trading days of the performance period. The total number of performance units held at the end of the performance period is multiplied by the weighted score for the two performance measures shown below to determine the award payout.

Performance Measures for 2008 – 2010 Performance Units

Performance Measure	Weight	Threshold Performance	Target Performance	Maximum Payout Performance
3-Year Cumulative Earnings Per Share	50%	$9.11 (25% payout)	$10.13 (100% payout)	$11.14 (200% payout)

3-Year Total Shareholder Return vs. S&P Electric Utilities	50%	20th Percentile (0% payout)	50th Percentile (100% payout)	80th Percentile (200% payout)

In December 2005 the HR Committee also established the three-year cumulative EPS and the three year total shareholder return as the performance measures for performance units awarded for the 2006-2008 performance period. The cumulative three-year EPS target for these performance units was set at $7.92 for this performance period, which, at the time, was equal to the sum of our earnings guidance for 2006 and the earnings included in our board approved strategic plan for 2007 and 2008. The total shareholder return target was the same as described above for the 2008-2010 performance period. The final score calculation for these performance measures is shown in the chart below.

2006 – 2008 Performance Units

Performance Measures	Threshold Performance	Target Performance	Maximum Payout Performance	Actual Performance	Score	Weight	Weighted Score
3-Year Cumulative Earnings Per Share	$7.29 (25% payout)	$7.92 (100% Payout)	$8.55 (200% Payout)	$9.01	200.0%	50%	100.0%

3-Year Total Shareholder Return vs. S&P Electric Utilities	20th Percentile (0% Payout)	50th Percentile (100% Payout)	80th Percentile (200% Payout)	32nd Percentile	40.7%	50%	20.3%

Composite Result							120.3%

Performance units awarded to named executive officers are deferred mandatorily into AEP Career Shares under AEP’s Stock Ownership Requirement Plan, to the extent necessary to meet all of the named executive officer’s stock ownership requirements. AEP Career Shares are not paid until after the participant’s termination of employment. See Stock Ownership Requirements on page 39 for further details.

Restricted Stock and Restricted Stock Units

AEP primarily issues restricted stock or restricted stock units to:

•	Provide special rewards for key contributors,

•	Create long-term retention incentives, or

•	Offset compensation and benefits from a prior employer that a prospective hire would forfeit by accepting AEP’s employment offer.

The Company and the HR Committee believe that using restricted stock or restricted stock units in such situations, in lieu of cash, ties the value of such compensation to AEP’s long-term share price and helps motivate the recipient to act in the interests of shareholders. These awards generally vest over three or more years and, therefore, also provide a retention incentive that helps reduce executive turnover and provide consistent management. The HR Committee generally considers grants of restricted stock and restricted stock units to be one-time events for special circumstances and generally does not consider the value of such awards to be an ongoing element of executive pay. No restricted stock or restricted stock units have been awarded to any of the named executive officer since 2005. For a description of restricted stock outstanding for Mr. Morris, see the Employment Agreements discussion on page 49.

Benefits.    AEP provides health and welfare benefits, retirement benefits and deferred compensation programs with market-based rates of return to named executive officers and other eligible employees. In evaluating potential changes to AEP’s executive benefit programs, the Company and the HR Committee consider:

•

Changes to non-contractual benefit programs in the context of AEP’s total executive compensation and benefits program as well as within the constraints of applicable law, such as ERISA and Section 409A of the Internal Revenue Code,

•	Benefit design trends among large utility and U.S. industrial companies, and

•	Tally sheets showing each named executive officers’ total compensation and benefit opportunity.

AEP generally provides the same health and welfare benefits to executives as it provides to other employees. AEP also provides the named executive officers with either four or five weeks of paid vacation.

AEP’s named executive officers participate in the same pension and savings plans as other eligible employees. These include tax-qualified and non-qualified defined contribution and defined benefit plans. AEP’s non-qualified retirement benefit plans are largely designed to provide “supplemental benefits” that would otherwise be offered through the tax-qualified plans except for the limits imposed by the Internal Revenue Code on those tax-qualified plans. As a result, the non-qualified plans allow the eligible employees to accumulate higher levels of replacement income upon retirement than would be allowed under the tax-qualified plans alone.

The HR Committee recognizes that the non-qualified plans result in the deferral of the Company’s income tax deduction equal in value to the amount credited to the participant accounts, until such benefits are paid. The HR Committee chooses to provide these supplemental benefits because it believes that (i) executives generally should be entitled to the same retirement benefits, as a percentage of their eligible pay, as other employees and (ii) such benefits are part of a market competitive benefits program.

The non-qualified plans also allow flexibility to structure individualized benefit packages that help in recruiting and retaining key executives. For example, a starting balance credit of $2,100,000 and an increased credit rate were provided to Mr. Morris under AEP’s pension program pursuant to his negotiated employment contract. The increased pension benefits were provided to Mr. Morris to recruit him to AEP and to make up for pension benefits that he otherwise could have earned from his prior employer. Other executive officers received additional years of credited service or an increased credit rate for their pension benefits in recognition of their many years of experience at prior employers. The HR Committee believes that the Company needs to be able to offer these enhanced pension benefits to persuade experienced executives to leave their current employers to accept positions at the Company.

AEP’s non-qualified plans also provide certain benefit enhancements to executives as a group, such as the grandfathered final average pay formula in AEP’s non-qualified pension plan (not available to new hires at any level), which provides a benefit based on the total of base pay and annual incentive compensation, rather than base pay alone.

The Company and the HR Committee believe that AEP’s continued use of its qualified and non-qualified retirement plans (including the enhancements offered through the nonqualified plans) is consistent with competitive practice and necessary to attract and retain essential executive talent. The HR Committee does, however, put limits on these plans because it believes that compensation above these limits should not be further enhanced by including those amounts in retirement benefit calculations. Therefore,

•	Long-term incentive compensation is not in the calculations that determine benefits under AEP’s benefit plans,

•	The cash balance formula of the AEP Supplemental Benefit Plan limits eligible compensation to the greater of $1 million or twice the participant’s base salary, and

•	Eligible compensation is also limited to $2 million under the non-qualified Supplemental Retirement Savings Plan.

AEP provides group term life insurance benefits to all employees, including the named executive officers, in the amount of two times their base salary. In addition to the life insurance benefit provided to the other named executive officers, AEP provides Mr. Morris with a cash value life insurance policy with a face value of $3,000,000, along with a tax gross-up for the imputed income, pursuant to his negotiated employment agreement. The final payment on this policy was made in 2008.

Perquisites.    AEP generally provides perquisites that help executives conduct Company business. The HR Committee annually reviews the perquisites provided by the Company to ensure that they are efficient and effective uses of AEP’s resources. The HR Committee also periodically reviews the value of perquisites provided to each named executive officer, in the context of total compensation, as part of its review of tally sheets. The incremental cost of perquisites for named executive officers is included in the Summary Compensation Table on page 44.

In 2008 AEP provided a country club and a dining club membership to executive officers who have a need to use such facilities for business entertainment purposes because the HR Committee believes such business entertainment is valuable for the Company. The Company reimburses executives for business expenses incurred at these clubs. In 2008 the Company also reimbursed executives for initiation fees, assessments and dues incurred at these clubs and provided a tax gross-up on these amounts. Due to economic conditions, AEP will no longer reimburse or gross-up country club dues, and is not currently providing any new memberships to executive officers.

For executives who relocate, AEP provides relocation assistance that includes travel costs, costs associated with the purchase and sale of a home, a fixed payment associated with miscellaneous relocation expenses, limited temporary living expenses and gross-up for taxes on these amounts. AEP’s relocation package is intended to offset nearly all of the cost of a move for AEP executives. This policy is market competitive and is necessary to obtain high quality new hires and internal candidates for assignments that require relocation.

The HR Committee is sensitive to concerns over the expense of corporate aircraft. However, the HR Committee believes that use of these aircraft for business travel is critical to the successful management of the Company’s affairs because it greatly increases the opportunity for the Company’s executives to have personal contact with regulators, government officials, union leaders, business partners, customers and employees located throughout AEP’s eleven state system. This personal contact requires travel to many locations that are not quickly accessible via other types of transportation, and, as a result, such travel would often be prohibitively time consuming without the use of corporate aircraft. The Company provides personal use of corporate aircraft to Mr. Morris and, in rare circumstances, to other executives. Mr. Morris negotiated the use of corporate aircraft for personal travel as part of his employment agreement, since he maintains his permanent residence outside of Ohio. The HR Committee believes that the enhanced security, travel flexibility and reduced travel time that corporate aircraft provide for personal travel benefits the Company. However, the HR Committee has offset Mr. Morris’s compensation opportunity by an amount approximating the value of his personal use of corporate aircraft. Taxes are withheld on the value of executive personal use of corporate aircraft in accordance with IRS standards. AEP does not provide a gross-up for these taxes.

The Company occasionally transports spouses of executives to business meetings that spouses are invited to attend. The HR Committee believes that such travel is a necessary business expense and, therefore, the Company provides a gross-up to executives on the taxes associated with such spousal travel. The Company does not gross-up imputed income for executives when traveling to personal destinations.

In addition, AEP also provides executives with independent financial counseling and tax preparation services to assist executives with financial planning and tax issues. These services help reduce the amount of assistance AEP’s human resource staff needs to provide in these areas and ensures that these services are provided by someone familiar with AEP’s executive compensation and benefit programs. It also provides the Company with a source of information from the executive’s perspective on executive compensation and benefits. Income is imputed to executives and taxes are withheld for financial counseling and tax preparation services.

Role of the CEO with Respect to Determining Executive Compensation.    The HR Committee has invited the CEO to attend all HR Committee meetings. The HR Committee regularly holds executive sessions without the CEO or other management present to provide a confidential avenue for any concerns to be expressed. The CEO, in his role as Chairman of the Board, has the authority to call a meeting of the HR Committee.

The CEO has assigned AEP’s Senior Vice President—Shared Services, Vice President—Human Resources and Director of Compensation and Executive Benefits to support the HR Committee. These individuals work closely with the HR Committee Chairman, the CEO and the Committee’s independent compensation consultant (Towers Perrin) to research and develop requested information, prepare meeting materials, implement the HR Committee’s actions and administer the Company’s executive compensation and benefit programs in keeping with the objectives established by the HR Committee. The management supporting the HR Committee also meets with the CEO, the HR Committee Chairman and Towers Perrin prior to meetings to review and finalize the meeting materials.

The CEO regularly discusses his strategic vision and direction for the Company during HR Committee meetings with Towers Perrin in attendance. Likewise, Towers Perrin regularly discusses compensation strategy alternatives, in light of the CEO’s strategic vision and direction, during HR Committee meetings with the CEO in attendance. The HR Committee believes that this open dialog and exchange of ideas is important to develop and implement a successful executive compensation strategy. The CEO did not retain any outside compensation consulting services or otherwise seek compensation advice regarding AEP’s executive compensation and benefits.

The CEO, as with all AEP managers, is responsible for assessing and rating the performance of his subordinates. Mr. Morris also discusses the individual performance of all the named executive officers with the HR Committee and recommends their compensation to the HR Committee. As CEO, he also has substantial input into the development of employment offers for outside candidates for executive positions, although all employment offers for executive officer positions require the approval of the HR Committee.

The CEO does not play any role in determining or recommending director compensation. The Directors and Corporate Governance Committee is responsible for developing a recommendation as to the compensation of non-management directors. To help it meet this responsibility, the Directors and Corporate Governance Committee has hired an outside compensation consultant who is independent from both the Company and the HR Committee’s executive compensation consultant. The Board of Directors makes the final determination on directors’ compensation. The CEO attends the Directors and Corporate Governance Committee meetings.

Other Compensation Policies and Practices

Recoupment of Incentive Compensation.    Consistent with the requirements of the Sarbanes-Oxley Act, the Board believes that incentive compensation should be reimbursed to the Company if, in the Board’s view:

•	Such incentive compensation was predicated upon the achievement of financial or other results that were subsequently materially restated or corrected,

•	The officer from whom such reimbursement is sought engaged in misconduct that caused or partially caused the need for the restatement or correction, and

•	A lower payment would have been made to the executive based upon the restated or corrected financial results.

Based on a policy adopted by the Board in February 2007, the HR Committee directed the Company to design and administer all of the Company’s incentive compensation programs in a manner that provides for and preserves the Company’s ability to obtain such reimbursement if and to the extent that, in the Board’s view, such reimbursement is warranted by the facts and circumstances of the particular case.

Change In Control Agreements.    The HR Committee provides change in control agreements to all the named executive officers to help align the interests of these executives with those of AEP’s shareholders by mitigating the financial impact if their employment is terminated as a result of a change in control. The HR Committee also considers change in control agreements as an important tool in recruiting external candidates for certain executive positions. The HR Committee limits participation to those executives whose full support and sustained contribution would be critical to the successful completion of a change in control.

While the HR Committee believes these agreements are consistent with the practices of its peer companies, the most important reason for these agreements is to protect the Company and the interests of shareholders in the event of an anticipated or actual change in control. During such transitions, retaining and continuing to motivate the Company’s key executives would be critical to protecting shareholder value. In a change of control situation, outside competitors are more likely to try to recruit top performers away from the Company, and our executive officers may consider other opportunities when faced with uncertainty about retaining their positions. Therefore, the HR Committee uses these agreements to provide security and protection to officers in such circumstances for the long-term benefit of the Company and its shareholders.

In response to a shareholder proposal that was approved at the 2004 annual meeting, the Board adopted a policy that requires shareholder approval of future executive severance agreements that provide benefits generally exceeding 2.99 times the sum of the named executive officer’s salary plus bonus. In consultation with Towers Perrin, the HR Committee periodically reviews change in control agreement practices for similar companies, including the companies in our Compensation Peer Group. The HR Committee has found that change in control agreements are common among these companies, and that 2.99 is the most common multiple for executive officers. Therefore, the HR Committee approved change in control multiples of 2.99 times base and bonus for all of the named executive officers. The HR Committee has also structured AEP’s change in control agreements to include a “double trigger,” which is a change in control accompanied by an involuntary termination or constructive termination within two years.

If the payments made to a named executive officer on account of his or her termination exceed certain amounts, the Company may not be able to deduct the payments for federal income tax purposes and the named executive officer could be subject to a 20% excise tax on such payments. The excise tax is in addition to the executive’s regular payroll and income taxes. To offset the effect of the excise tax, AEP’s change in control agreements provide “gross-up” payments to reimburse executives for the excise tax. This allows the executive to retain the same amount that he or she would have received had the excise tax not been imposed. However, the gross-up payment will be reduced by up to 5% if that reduction would avoid the excise tax.

Other compensation and benefits provided to executive officers in the event of a change in control are consistent with that provided in the event a participant’s employment is terminated due to a consolidation, restructuring or downsizing as described below.

Other Employment Separations. AEP maintains a severance plan that provides two weeks of base pay per year of service to all employees, including executive officers, if their employment is terminated due to a restructuring or downsizing, subject to the employee’s agreement to waive claims against AEP. Mr. Morris’s employment agreement, however, provides him a severance payment equal to two times his annual base salary in the event of his severance, subject to his agreement to waive claims against AEP. In addition, our severance benefits for all employees include outplacement services and access to health benefits at a reduced cost for up to 18 months (or until age 65 for employees who are at least age 50 with 10 years of service at the time of their severance).

Named executive officers and all other employees who separate from service after year-end, other than for cause, remain eligible for a discretionary annual incentive award for the completed year. The amount of such awards for the named executive officers remains discretionary and is determined in accordance with the award process described under Annual Incentive Compensation on page 28. Named executive officers and other employees remain eligible for a prorated portion of their annual incentive award if they separate from service prior to year-end due to their retirement, severance or death.

The Company also prorates the vesting of performance units and provides one year of continued financial counseling services to all participants in the event of their severance or death. A prorated portion of outstanding performance units also vests if a participant retires, which is defined as a termination other than for cause after the executive reaches age 55 with five years of service. None of the executive officers named in the Summary Compensation Table were retirement eligible in 2008, although Mr. Morris and Mr. Powers became retirement eligible in early 2009.

Stock Ownership Requirements

The HR Committee believes that linking a significant portion of an executive’s financial rewards to the Company’s success, as reflected by the value of AEP stock, gives the executive a stake similar to that of the Company’s shareholders and encourages long-term management strategies for the benefit of shareholders. Therefore, the HR Committee requires senior executives to accumulate and hold a specific amount of AEP common stock or stock equivalents. The HR Committee annually reviews the minimum stock ownership levels for each executive salary grade and periodically adjusts these levels. Executives generally are expected to achieve their required stock ownership level within five years of the date it is assigned. Due to promotions and changes in ownership requirements, executives may have multiple stock ownership requirements, each of which they are expected to achieve within five years of the date it is assigned.

AEP’s stock ownership requirements are specified as a fixed number of shares or share equivalents for executives in each salary grade. At the time the stock ownership requirements were established, their value was equal to three times base salary for the CEO and two to two and one-half times base salary for the other named executive officers. The HR Committee believes that its stock ownership requirements are consistent with best practices and the stock ownership practices of the companies in AEP’s Compensation Peer Group. The highest minimum stock ownership requirement assigned to each of the named executive officers is shown in the table below.

Name	Highest Minimum Stock Ownership Requirement as of 12/31/2008 (Shares)	AEP Stock and Share Equivalent Holdings on 12/31/2008
Mr. Morris	109,300	473,647	(1)
Ms. Koeppel	52,700	57,102
Mr. English	62,900	79,403
Mr. Tierney	29,900	31,587
Mr. Powers	52,700	55,964

(1)	Includes 200,000 unvested restricted shares that vest in approximately equal thirds, subject to Mr. Morris’s continued employment, on November 30 of 2009, 2010 and 2011.

AEP maintains the Stock Ownership Requirement Plan to provide a tax deferred method to senior executives for meeting their minimum stock ownership requirements. Performance units are mandatorily deferred into AEP Career Shares under the Stock Ownership Requirement Plan for participants who have not met all of their minimum stock ownership requirements. In addition, to the extent an executive has not met a minimum stock ownership requirement within five and one-half years of the date it was assigned, the executive is subject to:

•	Mandatory deferral of up to 50% of the executives’ next annual incentive compensation award into AEP Career Shares, and

•	A requirement to retain the AEP shares realized through stock option exercises (net of shares redeemed to satisfy exercise costs and tax withholding requirements).

AEP Career Shares are not paid to participants until after their AEP employment ends. In addition to AEP Career Shares, executives may satisfy their minimum stock ownership requirements with personal AEP stock holdings owned directly or with funds held in the AEP Stock Fund option in the qualified Retirement Savings Plan, the Supplemental Retirement Savings Plan and the Incentive Compensation Deferral Plan.

Insider Trading Policy

The Company maintains an insider trading policy that prohibits directors and officers from directly hedging their AEP stock holdings through short sales and the use of options, warrants, puts and calls or similar instruments. The policy also prohibits directors and officers from placing AEP stock in margin accounts without the approval of the Company. The Company is unaware of any executive officer who has attempted to directly or indirectly hedge the economic risk associated with minimum stock ownership requirements. The Company is also not aware of any executive officer or director who has pledged or otherwise encumbered their shares of AEP stock.

Tally Sheets

The HR Committee uses “tally sheets” to evaluate the total rewards package for the named executive officers, particularly to monitor the accumulation of equity compensation and retirement benefits. These tally sheets include all significant aspects of AEP’s total reward program and illustrate the potential value provided to executives under various performance, termination and stock price scenarios. Tally sheets also show the extent to which changes made to some elements of pay, such as base salary, or changes in AEP’s stock price, affect the value of other elements of pay and the executive’s total reward package.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits the Company’s ability to deduct compensation in excess of $1,000,000 paid in any year to the Company’s CEO or any of the next three highest paid named executive officers, other than the Chief Financial Officer named in the Summary Compensation Table. The HR Committee considers the limits imposed by Section 162(m) when designing compensation and benefit programs for the Company and its executive officers. Because the annual incentive compensation awarded in 2008 was performance based and awarded by a committee of independent outside directors pursuant to a plan that was approved by shareholders (the Senior Officer Incentive Plan), its deductibility is not subject to the Section 162(m) limit. Amounts paid to the named executive officers for vested performance units also are not subject to the deductibility limit for the same reasons.

AEP’s restricted shares and restricted stock units are not considered to be performance based under Section 162(m), and therefore any amounts paid are not tax deductible to the extent that the covered executive officer receives total non-performance based compensation in excess of $1,000,000.

By meeting the requirements for performance based compensation under Section 162(m) for annual incentive compensation and performance units, the Company saved approximately $6.9 million for 2008. The HR Committee intends to continue to utilize shareholder approved plans and performance based awards to allow the Company to deduct most annual and long-term incentive compensation paid to named executive officers, while maintaining sufficient flexibility to award appropriate incentives to named executive officers.

Human Resources Committee Report

Membership and Independence.    The HR Committee has four members. The Board has determined that each member of the HR Committee is an independent director, as defined by the New York Stock Exchange listing standards.

Purpose.    The primary purpose of the HR Committee is to provide independent oversight of the compensation and human resources policies and practices of the Company. The primary objective of the HR Committee with respect to executive compensation is to ensure that the executive officers and other key employees are compensated in a manner that is consistent with the business strategy of the Company, competitive practices, internal equity considerations, Company and Board policies and the requirements of appropriate regulatory bodies.

Functions and Process.    The HR Committee operates under a written charter adopted by the Board. This charter is available on AEP’s web-site at www.AEP.com/investors/corporategovernance.

The HR Committee annually reviews AEP’s executive compensation in the context of the performance of management and the Company. The HR Committee reviews and approves the compensation for all officers at the senior vice president level and above and other key employees. With respect to the compensation for the CEO, the HR Committee is responsible for making compensation recommendations to the independent members of the Board, who review and approve the compensation for the CEO. Neither the CEO nor any other non-independent director is present when CEO compensation is discussed and approved by the independent members of the Board.

In carrying out its responsibilities, the HR Committee addressed many aspects of AEP’s human resource and executive compensation programs and practices in 2008, including:

•	Establishing annual and long-term performance objectives for senior executives as a group and individual performance objectives for the CEO,

•	Assessing the performance of the CEO, other senior executives and the Company relative to established performance objectives,

•	Determining the mix of base salary, short-term incentives and long-term equity based compensation to be provided to executives and other employees,

•	Reviewing an analysis of executive compensation for all senior executives, including the named executive officers, and other key employees,

•	Reviewing and approving the salaries, annual incentive awards and long-term incentive award opportunities for all senior executives, including the named executive officers, and other key employees,

•	Reviewing and approving the major elements of the Company’s compensation and benefit programs, including special and supplemental benefits provided to executives,

•	Reviewing and approving the major terms of employment, change in control and any other special agreements with executives,

•	Reviewing the Company’s workforce safety efforts and results,

•	Reviewing the senior management succession plan,

•	Reviewing workforce diversity efforts and results,

•	Reviewing and approving reports to shareholders regarding executive compensation, and

•	Selecting and engaging a compensation consultant to provide objective and independent advice to the HR Committee.

In establishing performance objectives, the HR Committee considers the interests of other major AEP stakeholders, such as AEP’s employees, customers and the communities in which AEP operates, in addition to those of AEP’s shareholders. For example, the HR Committee tied both 2008 and 2009 annual incentive compensation for all executive officers and other key employees to employee safety, customer reliability, environmental stewardship, and diverse candidate hiring goals while also tying funding for annual incentive compensation to AEP’s earnings per share.

In determining executive compensation, the HR Committee considers all relevant factors, including:

•	Company performance,

•

Individual performance, particularly in the areas of integrity/ethics, communication, willingness to confront tough issues, business acumen, strategic planning, teamwork, fostering a high performance culture and, for the CEO only, leadership of the board of directors,

•	Compensation survey information,

•	The responsibilities and experience of each senior officer,

•	Supervisor recommendations,

•	Compensation history,

•	The impact compensation changes may have on other elements of total rewards,

•	The expense implications of any changes, and

•	Tally sheets, showing each of the named executive officer’s total compensation in multiple scenarios.

The HR Committee’s Independent Compensation Consultant.    The HR Committee has hired a nationally recognized consultant (Richard Meischeid of Towers Perrin) to provide recommendations to the HR Committee regarding AEP’s executive compensation and benefits programs and practices. Towers Perrin also provides information on current trends in executive compensation and benefits within the electric utility industry and among U.S. industrial companies in general. The HR Committee annually assesses and discusses the performance and independence of its executive compensation consultant. As part of this assessment, the HR Committee considers the extent of other business that Towers Perrin performs for AEP and reviews the safeguards that are in place to ensure the independence of the advice they receive. Towers Perrin does perform actuarial and benefits consulting services for the Company related to pension plans for the Company, but does not have any role in recommending director compensation. In January 2008 and again in January 2009, the HR Committee concluded that, although Towers Perrin does perform an extensive amount of other services for AEP, there were adequate barriers and safeguards in place to ensure that Towers Perrin’s executive compensation recommendations were not in any way influenced by this other business. In both years, the HR Committee concluded that Towers Perrin was not unduly influenced by management and was providing objective and independent advice. The HR Committee has also instructed management to avoid engaging Towers Perrin for any new non-recurring work without the HR Committee’s approval. The HR Committee regularly holds executive sessions with Towers Perrin to help ensure that it receives full and independent advice.

In fulfilling its oversight responsibilities, the HR Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. Based on its review and these discussions, the HR Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and the Company’s proxy statement to be filed in connection with the Company’s 2009 Annual Meeting of Shareholders, each of which will be filed with the Securities and Exchange Commission.

Human Resources Committee Members

Donald M. Carlton

Ralph D. Crosby, Jr.

Thomas E. Hoaglin

Lester A. Hudson, Jr., Chair

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($)(1) (e)	Option Awards ($)(2) (f)	Non- Equity Incentive Plan Compen- sation ($)(3) (g)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)(4) (h)	All Other Compen- sation ($)(5) (i)	Total ($) (j)
Michael G. Morris —	2008	1,259,615	—	(43,132)	—	1,654,071	330,564	818,438	4,019,556
Chairman of the board,	2007	1,204,615	—	15,564,436	—	1,800,000	446,677	643,748	19,659,477
president and chief executive officer	2006	1,200,000	—	9,816,570	100,327	2,200,000	229,096	676,014	14,222,007

Holly Keller Koeppel —	2008	503,846	—	(43,316)	—	450,000	168,745	68,342	1,147,617
Executive vice president	2007	451,731	—	2,139,592	—	400,000	89,224	59,721	3,140,267
and chief financial officer	2006	440,000	10,000	1,395,396	14,640	415,000	233,832	60,886	2,569,754

Carl L. English — Chief	2008	554,231	—	(130,697)	—	450,000	88,541	69,837	1,031,912
operating officer	2007	511,961	—	3,166,371	—	400,000	99,096	59,844	4,237,272
	2006	500,000	10,000	1,613,224	—	510,000	81,899	73,979	2,789,102

Brian X. Tierney — Executive vice president(6)	2008	403,077	—	8,234	—	665,000	117,421	61,134	1,254,866

Robert P. Powers —	2008	513,923	—	(117,629)	—	415,000	175,962	84,475	1,071,731
President-AEP Utilities	2007	491,885	—	2,414,018	—	400,000	32,981	67,916	3,406,800
	2006	475,000	—	1,546,591	14,640	431,200	391,032	80,341	2,938,804

(1)	As is required, the amounts reported in this column are the expense recognized or reversed in our financial statements for 2008, 2007 and 2006 pursuant to FASB 123R for stock awards granted in the current and prior years. The amounts shown in this column for 2008 were negative for Messrs. Morris, English and Powers and Ms. Koeppel, which is primarily due to the decline in our stock price. The negative amounts are the result of our performance unit awards being classified as liabilities for financial reporting purposes, which requires us to re-measure the cost of such awards at each financial statement reporting date. As a result, the performance unit compensation costs recognized by the Company and attributed to each executive officer for purposes of this column will fluctuate from year to year based on AEP’s stock price and other factors.

For Messrs. Morris and English, this column also includes the expense for restricted stock and restricted stock units granted in 2004 and 2005, which were granted upon their hire. These awards were granted as replacements for certain long-term compensation that they forfeited from a prior employer and as an inducement to accept our employment offer. See Note 15 to the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2008, and Note 16 for years ended December 31, 2007 and December 31, 2006 for a discussion of the relevant assumptions used in calculating these amounts. For further information on these awards, see the Grants of Plan-Based Awards Table on page 46, the Outstanding Equity Awards at Fiscal Year-End Table on page 50 and the Option Exercises and Stock Vested Table on page 51.

(2)	We did not grant any stock options in 2008 or 2007 or recognize any expense in our 2008 or 2007 financial statements for stock options for the named executive officers. The amounts reported in 2006 represent the expense recognized in 2006 pursuant to FASB 123R related to stock options granted in years prior to 2006. See Note 16 to the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2006 for a discussion of the relevant assumptions used in calculating these amounts. For information on stock options, see the Outstanding Equity Awards at Fiscal Year-End Table on page 50.

(3)	The amounts shown in this column are annual incentive awards made under the Company’s Senior Officer Incentive Plan for the year shown. At the outset of each year, the HR Committee sets target bonuses and performance criteria that will be used to determine whether and to what extent executive officers will receive payments under this plan. For further information on these payments, see Annual Incentive Compensation beginning on page 28 of the Compensation Discussion and Analysis.

(4)	The amounts shown in this column are attributable to the increase in the actuarial values of each of the named executive officer’s combined benefits under AEP’s qualified and non-qualified defined benefit plans determined using interest rate and mortality assumptions consistent with those used in the Company’s financial statements. No named executive officer received preferential or above-market earnings on deferred compensation. See detailed discussion of Pension Benefits on page 52 and Note 8 to the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2008, and Note 9 for the years ended December 31, 2007 and December 31, 2006 for a discussion of the relevant assumptions.

(5)	A detailed breakout of the amounts shown in the All Other Compensation column for 2008 is shown below. These amounts include subsidiary director fees, tax gross-ups, and Company contributions to the Company’s Retirement Savings Plan and the Company’s Supplemental Retirement Savings Plan. This column also includes $142,206 of premiums for life insurance that the Company funds on Mr. Morris’ behalf and a tax gross-up payment of $99,693 to Mr. Morris on the value of this benefit.

For Mr. Morris, Ms. Koeppel and Mr. Powers, the amount shown for 2008 includes the aggregate incremental cost associated with their personal use of Company-provided aircraft of $443,916, $4,375 and $9,949, respectively. This amount is the incremental cost to the Company for their personal use of Company-provided aircraft, including all operating costs such as fuel, trip-related maintenance, on-board catering, landing/ramp fees and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as pilot salaries, the lease costs for Company aircraft and the cost of maintenance not related to personal trips, are excluded. For proxy reporting purposes, personal use of corporate aircraft includes the incremental cost of relocating aircraft to accommodate personal trips and the incremental costs of flights for Mr. Morris and Ms. Koeppel to attend outside board meetings for the public companies at which they serve as outside directors.

The Company reimbursed executives for expenses for spouse travel to events that the Company invited the executive’s spouse to attend. A tax gross-up on the value of such spousal travel in Company aircraft is included under tax gross-ups below. The Company does not gross-up for expenses when executives travel for personal purposes.

(6)	Mr. Tierney became an executive officer of AEP in 2008 so only his compensation for that year is shown.

All Other Compensation for 2008

Type	Michael G. Morris	Holly Keller Koeppel	Carl L. English	Brian X. Tierney	Robert P. Powers
Retirement Savings Plan Match	$7,362	$7,393	$10,350	$10,350	$10,167
Supplemental Retirement Savings Plan Match	82,638	33,011	32,324	40,193	30,745
Tax Gross-Ups (a)	104,362	3,850	799	2,460	4,061
Subsidiary Company Directors Fees	14,850	14,750	11,400	7,850	11,200
Life and Director Accident Insurance	142,206	—	—	—	—
Country and Dining Club Dues and Airline Club Dues	2,065	2,013	2,264	281	7,265
Financial Counseling and Tax Preparation	20,950	2,950	12,700	—	11,088
Personal Use of Company Aircraft	443,916	4,375	—	—	9,949
Personal Services of Employees	89	—	—	—	—

(a)	Of the amount shown for Mr. Morris, $99,693 relates to a gross-up provided on life insurance.

Grants of Plan Based Awards

Name (a)	Grant Date Approval(1)	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			Grant Date Fair Value of Stock and Option Awards(5) ($) (h)
			Threshold ($) (c)	Target ($) (d)	Maximum(3) ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Michael G. Morris
2008 Senior Officer Incentive Plan	—	1/1/2008	—	1,372,674	2,745,347
2008 – 2010 Performance Units	12/12/07	1/1/2008				15,625	125,000	250,000	5,955,000
Holly Keller Koeppel
2008 Senior Officer Incentive Plan	—	1/1/2008	—	348,519	697,038
2008 – 2010 Performance Units	12/12/07	1/1/2008				3,511	28,090	56,180	1,338,208
Carl L. English
2008 Senior Officer Incentive Plan	—	1/1/2008	—	411,231	822,462
2008 – 2010 Performance Units	12/12/07	1/1/2008				5,605	44,840	89,680	2,136,178
Brian X. Tierney
2008 Senior Officer Incentive Plan	—	1/1/2008	—	398,181	796,362
2008 – 2010 Performance Units	12/12/07	1/1/2008				2,143	17,140	34,280	816,550
Robert P. Powers
2008 Senior Officer Incentive Plan	—	1/1/2008	—	356,408	712,816
2008 – 2010 Performance Units	12/12/07	1/1/2008				3,665	29,320	58,640	1,396,805

(1)	Effective on December 12, 2007, the HR Committee and the independent members of the board approved the 2008 performance unit awards under AEP’s long-term incentive plan. The performance and vesting period for these awards is January 1, 2008 through December 31, 2010.
(2)	Consists of potential payouts under the Senior Officer Incentive Plan. The amount actually earned by each of the named executive officers is reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table.
(3)	The amount shown in this column represents 200% of the target award for each of the named executive officers, which is generally the maximum annual incentive award for all AEP executives and other employees. However, under the Senior Officer Incentive Plan the HR Committee may make awards on an exception basis up to the limits pertaining to this plan. Award payments for 2008 cannot exceed the value determined based on the performance objective established for 2008 by the HR Committee. This performance objective was 0.75% of income before discontinued operations, extraordinary items and the cumulative effect of accounting changes, a percentage of which was further allocated to each executive officer. In addition, the maximum award payment is the lesser of:
(i)	$6,000,000 or
(ii)	400% of the executive’s base salary (prior to any salary reduction or deferral elections) as of the date of grant of the award.
(4)	Consists of performance units awarded under our Long-Term Incentive Plan for the three-year performance period 2008 – 2010. For further information on these awards, see the description under 2008 Stock Award Grants on page 47.
(5)	The amounts shown in this column relate to performance units granted under our Long-Term Incentive Plan. The amounts are valued based on the aggregate grant date fair value of the award determined pursuant to FASB 123R. See Note 15 to the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2008. The value is computed by multiplying the closing price of AEP common stock on December 12, 2007 ($47.64) by the target number of performance units granted. The actual number of performance units earned will depend on AEP’s performance over the 2008 through 2010 period and could vary from zero percent (0%) to two-hundred percent (200%) of the target award plus reinvested dividends.

2008 Stock Award Grants

The named executive officers were awarded performance units effective as of January 1, 2008. These performance units were granted for a three-year performance period (2008-2010) and generally vest, subject to the participant’s continued employment, at the end of the performance period. Performance units are generally equivalent in value to shares of AEP common stock. Dividends are reinvested in additional performance units. The 2008-2010 performance units are subject to two equally weighted performance measures for the three-year performance period, which are:

•	Three-year total shareholder return measured relative to the Utility Sector of the S&P 500 Index, and

•	Three-year cumulative earnings per share measured relative to the Company’s ongoing earnings guidance as of the grant date for the performance period.

These performance measures are described in detail in Compensation Discussion and Analysis-Performance Units on page 33. The scores for these performance measures determine the percentage of the performance units earned at the end of the performance period and can range from zero percent to 200 percent of the target. The value of each performance unit that is earned equals the average closing price of AEP common stock for the last twenty trading days of the performance period.

Effective January 1, 2009, the named executive officers were also awarded performance units for the 2009-2011 three-year performance period under terms that are otherwise similar to those described above for the 2008-2010 performance period. The three-year cumulative earnings per share target for the 2009-2011 performance units has not been set as the Company anticipates issuing updated earnings guidance in March 2009, after the Company receives and reviews its order in the Ohio rate case. It is anticipated that the HR Committee will establish this goal in March 2009. The relative total shareholder return performance measure for these performance units is identical to that for the previously granted performance units.

2008 Non-Equity Incentive Compensation.    For 2008 the HR Committee established the following annual incentive targets for the named executive officers:

•	110 percent of base salary for Mr. Morris,

•	100 percent of base salary for Mr. Tierney,

•	75 percent of base salary for Mr. English, and

•	70 percent of base salary for Ms. Koeppel and Mr. Powers.

Actual awards generally may vary from 0% to 200% of the annual incentive target.

In January 2008 the HR Committee established AEP’s 2008 ongoing earnings guidance of $3.10- $3.30 per share as the funding measure for AEP’s annual incentive compensation program. This performance measure required earnings per share equal to:

•	The low end of AEP’s earnings guidance ($3.10 per share) for a threshold 20% of target score and award pool,

•	The mid-point of AEP’s earnings guidance ($3.20 per share) for a 100% of target score and award pool, and

•	The high end of AEP’s earnings guidance ($3.30 per share) for a maximum 200% of target score and award pool.

In 2008 AEP produced ongoing EPS of $3.24, which was in the higher end of this range. This resulted in a 2008 ongoing earnings per share score of 136.2% of target and an award pool equal to

136.2% of the target award pool for the Company as a whole. For 2008, ongoing EPS differed from earnings per share reported in AEP’s financial statements. See our Form 8-K filed on January 29, 2009 announcing 2008 fourth quarter and year-end earnings for a reconciliation of on-going and reported EPS.

For 2008 the HR Committee again used an Executive Council Scorecard with four equally weighted performance categories: safety, operating performance, regulatory performance and strategic initiatives. In addition, the HR Committee established a fatality deduction that would have reduced the overall score for executive officers by 25% of target if AEP had experienced an accidental work related employee fatality in 2008. The scores for the safety, operating performance, regulatory performance and strategic initiatives goals for 2008 combined to produce an Executive Council Scorecard result of 118.5% of target.

In order to allocate the award pool created by AEP’s EPS to each incentive group, including the group that includes the named executive officers, the resulting score for each group is multiplied by the EPS score and divided by the weighted average performance score for all groups in AEP’s annual incentive compensation program, which was 133.9% of target. This produced an Overall Performance Score for the named executive officers of 120.5% of target (118.5% x 136.2% / 133.9% = 120.5%).

The annual incentive opportunity for each employee is calculated by multiplying their base earnings by their annual incentive target and the overall award score for their group. This calculated bonus opportunity, as shown in the chart on page 31, is the starting point from which actual annual incentives are awarded. The actual annual incentives also reflect individual performance.

AEP provides annual incentive compensation to executive officers through the Senior Officer Incentive Plan, which was approved by shareholders at the 2007 annual meeting. This plan establishes the maximum annual incentive award opportunity for each executive officer but actual awards are generally expected to be less than the maximum award available under this plan. The Senior Officer Incentive Plan also has an absolute maximum individual award of the lesser of $6,000,000 or 400% of the executive’s base salary at the time of grant.

For 2008 the HR Committee chose a performance objective under the Senior Officer Incentive Plan that the Company achieve positive income before discontinued operations, extraordinary items and the cumulative effect of accounting changes (Adjusted Income). It also established the maximum amount available for awards under the Senior Officer Incentive Plan as point seventy five percent (0.75%) of that Adjusted Income for 2008. The HR Committee further allocated a percentage of this maximum to each executive officer, as shown in the table below.

Name	2008 SOIP Funding Allocation
Mr. Morris	32.3%
Ms. Koeppel	8.2%
Mr. English	8.8%
Mr. Tierney	9.4%
Mr. Powers	8.4%

The annual incentive payment for each executive officer under the plan may not exceed either the result of the annual incentive opportunity created by the executive officer’s allocation of the performance measure or the absolute maximum individual award.

In addition to the award calculation described above, consideration was given to a subjective assessment of each executive’s performance in determining their annual incentive award. The

2008 annual incentives awarded are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2008. These awards were each less than the maximum available for each executive officer under the Senior Officer Incentive Plan and were paid in March 2009. For additional analysis of AEP’s annual incentive program see the Compensation Discussion and Analysis beginning on page 28.

Employment Agreements

The Company entered into an employment agreement (Agreement) with Mr. Morris that became effective January 1, 2004 for a three-year period. The Agreement is automatically renewed for additional one-year periods unless Mr. Morris or the Company takes specific action to terminate it. Mr. Morris is eligible to receive an annual bonus under the Senior Officer Incentive Plan and his target percentage will be equal to at least 100% of his base salary.

The Agreement awarded Mr. Morris a nonqualified stock option grant for 149,000 shares, a performance unit grant for 119,000 units, 100,000 restricted shares as a bonus and an additional 200,000 restricted shares as a replacement for certain long-term compensation that Mr. Morris forfeited from his prior employer in order to accept employment with the Company. One-half of the restricted shares awarded to Mr. Morris as a bonus (50,000 shares) vested on January 1, 2005 and the remaining 50,000 shares vested on January 1, 2006. The restricted shares awarded to Mr. Morris as a replacement for forfeited compensation will vest, subject to his continued employment, in three approximately equal components of 66,666, 66,667 and 66,667 shares on November 30, 2009, November 30, 2010 and November 30, 2011, respectively.

The Agreement provides that Mr. Morris may use the Company aircraft for personal use in accordance with Company policies in effect for senior executives. Mr. Morris is entitled to use memberships sponsored by the Company at a local country club and a luncheon club and to participate in the Company’s financial counseling program.

The Company purchased a life insurance policy for Mr. Morris with a $3 million death benefit, and paid annual premiums for five years through 2008 to maintain that policy. Mr. Morris was provided an opening balance in the AEP Supplemental Retirement Plan of $2.1 million. Mr. Morris vested in this plan in 20% increments on each of the first five anniversary dates of his employment. Mr. Morris is credited with the maximum rate permitted under the AEP Supplemental Retirement Plan (currently at 8.5%) on all eligible earnings. For further information, see Pension Benefits on page 52. If the Company terminates the Agreement for reasons other than cause, Mr. Morris will receive a severance payment equal to two times his annual base salary.

The Company entered into an employment agreement with Mr. English (English Agreement) that became effective August 2, 2004. Mr. English is eligible to receive an annual bonus under the Senior Officer Incentive Plan, and his target percentage will be equal to at least 65% of his base salary. The English Agreement awarded Mr. English 30,000 restricted stock units, which vested in equal thirds in August 2005, 2006 and 2007. Mr. English’s cash balance account under the AEP Supplemental Retirement Plan is credited with the maximum rate permitted (currently at 8.5%) on all eligible earnings. For further information, see Pension Benefits on page 52.

Ms. Koeppel and Mr. Powers each have agreements with the Company, which result in their being credited with 15.25 and 17 years, respectively, of additional service under AEP’s pension plans. For further information on these agreements, see the Pension Benefits Table on page 52.

In addition to these agreements, each of the named executive officers has entered into a Change In Control Agreement with AEP. For further information about these Change In Control Agreements see Potential Payments upon Termination or Change in Control on page 56.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards			Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Option Exercise Price ($) (c)	Option Expiration Date (d)	Number of Shares or Units of Stock That Have Not Vested (#) (e)	Market Value of Shares or Units of Stock That Have Not Vested ($) (f)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (g)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (h)(3)
Michael G. Morris
Stock Options	149,000	30.76	1/2/2014
Restricted Shares(1)				200,000	6,656,000	—	—
2007 – 2009 Performance Units(2)				—	—	140,555	9,355,341
2008 – 2010 Performance Units(2)				—	—	130,599	8,692,669
Holly Keller Koeppel
2007 – 2009 Performance Units(2)				—	—	21,148	1,407,611
2008 – 2010 Performance Units(2)				—	—	29,348	1,953,403
Carl L. English
2007 – 2009 Performance Units(2)				—	—	21,148	1,407,611
2008 – 2010 Performance Units(2)				—	—	46,848	3,118,203
Brian X. Tierney
2007 – 2009 Performance Units(2)						8,455	562,765
2008 – 2010 Performance Units(2)						17,908	1,191,956
Robert P. Powers
Stock Options	29,334	27.06	9/25/2012
Stock Options	16,667	27.95	12/10/2013
2007 – 2009 Performance Units(2)				—	—	21,148	1,407,611
2008 – 2010 Performance Units(2)				—	—	30,633	2,038,932

(1)	Mr. Morris has 200,000 restricted shares that he received upon his hire that will vest, subject to his continued employment, in three approximately equal components of 66,666, 66,667 and 66,667 shares on November 30, 2009, November 30, 2010 and November 30, 2011, respectively. He receives dividends on these restricted shares.
(2)	AEP currently grants performance units at the beginning of each year with a three-year performance and vesting period. This results in awards for overlapping successive three-year performance periods. The performance unit awards for the 2006 – 2008 performance period vested at year-end and are shown in the Options Exercises and Stock Vested table below. The awards shown for the 2007 – 2009 and 2008 – 2010 performance periods consist of the target number of performance units awarded under our Long-Term Incentive Plan plus additional performance units resulting from reinvested dividends. Another award for the 2009 – 2011 performance period was effectively granted on January 1, 2009.
(3)	The market value of the performance units reported in this column was computed by multiplying the closing price of AEP’s common stock on December 31, 2008 ($33.28) by the maximum number of performance units issueable (200% of the target amount set forth in column g). The actual number of performance units issued upon vesting will be based on AEP’s performance over the applicable 3 year period.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting ($) (e)(3)
Michael G. Morris	—	—	182,847	(1)	6,085,148
			2,021	(2)	85,488
Holly Keller Koeppel	—	—	25,328	(1)	842,916
Carl L. English	—	—	46,646	(1)	1,552,379
Brian X. Tierney	—	—	12,312	(1)	409,743
Robert P. Powers	—	—	33,319	(1)	1,108,856

(1)	Represents performance units under the Company’s Long-Term Incentive Plan for the 2006 – 2008 performance period that vested on December 31, 2008.
(2)	Represents vesting of restricted stock units under the Company’s Long Term Incentive Plan. Includes 2,021 restricted stock units that vested on February 22, 2008.
(3)	As is required, the value shown in this column is computed by multiplying the number of performance units by the market value of these shares on the vesting date; however, the actual value realized from these shares was based on the previous 20-day average closing market price of AEP common stock as of the vesting date. For a more detailed discussion of vesting of performance units, see the Long-Term Incentive Compensation section of the Compensation Discussion and Analysis beginning on page 32.

Executive officers may only exercise stock options pursuant to AEP’s Insider Trading Policy. In addition, an attorney from AEP’s legal department must approve in advance each sale of AEP stock by an executive officer.

The HR Committee established performance unit targets in December 2005 for the 2006 through 2008 performance period. The HR Committee established two equally weighted performance measures for this performance period: Total Shareholder Return measured relative to the Utility Companies in the S&P 500 Index and cumulative earnings per share measured relative to a Board-approved target. AEP’s total shareholder return for this performance period was at the 32nd percentile of the Utility Companies in the S&P 500, which produced a score of 40.7%. AEP’s cumulative earnings per share was $9.01 for this performance period, which was 114% of the earnings target. This produced a maximum earnings per share score of 200%. The average of these two scores produced a composite score of 120.3% of the target award. These performance units vested on December 31, 2008.

The performance units quantified in columns (d) and (e) are described in the Long-Term Incentive Compensation section of the Compensation Discussion and Analysis. The vesting of restricted stock units quantified in columns (d) and (e) relates to units provided to Mr. Morris as a supplemental 2004 annual incentive award.

Pension Benefits

Name (a)	Plan Name (b)	Number of Years Credited Service (c)	Present Value of Accumulated Benefits(1) (d)	Payments During Last Fiscal Year (e)
Michael G. Morris	AEP Retirement Plan	5	$78,302	—
	AEP Supplemental Benefit Plan	— (2)	3,489,763	—
Holly Keller Koeppel	AEP Retirement Plan	8.5	140,496	—
	AEP Supplemental Benefit Plan	23.75(3)	1,383,117	—
Carl L. English	AEP Retirement Plan	4.5	77,564	—
	AEP Supplemental Benefit Plan	— (2)	261,014	—
Brian X. Tierney	AEP Retirement Plan	10.7	101,695	—
	AEP Supplemental Benefit Plan	10.7	356,043	—
Robert P. Powers	AEP Retirement Plan	10.5	219,386	—
	AEP Supplemental Benefit Plan	27.5 (3)	1,959,243	—

(1)	The Present Value of Accumulated Benefits is based on the benefit accrued under the applicable plan through December 31, 2008, and the following assumptions (which are consistent with those used in AEP’s financial statements):

•

The named executive officer retires at age 65 (or, for Ms. Koeppel, Mr. Tierney and Mr. Powers, their age 62, when unreduced benefits would be payable), and commences the payment of benefits (the “accrued benefit”).

•

The value of the annuity benefit at the named executive officer’s assumed retirement age is determined based upon the accrued benefit, an assumed interest rate of 5.95% and assumed mortality based upon the IRS 2009 sex-distinct mortality tables. The value of the lump sum benefit at that assumed retirement age is determined based upon the accrued benefit, an assumed interest rate of 6.50% and assumed mortality based on the 2009 IRS Applicable Mortality table. The present value of both the annuity benefit and the lump sum benefit at each executive’s current age is based upon an assumed interest rate of 5.95%.

•	The present value of the accrued benefit is weighted based on 75% lump sum and 25% annuity, based on the assumption that participants elect those benefit options in that proportion.

(2)	Mr. Morris and Mr. English each has an individual agreement that provides for annual credits at the maximum rate provided (currently 8.5%). If not for their agreements, their combined age and service at December 31, 2008 would have entitled each of them to an annual credit at only 7.0% of eligible pay. Mr. Morris’ agreement further provided him an opening cash balance credit of $2,100,000 as of January 1, 2004. The higher crediting rate for Mr. Morris and Mr. English, and Mr. Morris’ opening cash balance credit, have augmented the present value of their accumulated benefits under the AEP Supplemental Benefit Plan by $2,792,647 and $63,153, respectively.

(3)	Ms. Koeppel and Mr. Powers each has an individual agreement with AEP that credits them with years of service in addition to their actual years of service with AEP. Their additional years of service credit have augmented the present value of their accumulated benefits under the AEP Supplemental Benefit Plan by $935,333, and $1,231,490, respectively.

Overview.    AEP maintains tax-qualified and nonqualified defined benefit pension plans for eligible employees. The nonqualified plans provide (i) benefits that cannot be paid under the respective tax-qualified plans because of maximum limitations imposed on such plans by the Internal Revenue Code and (ii) benefits pursuant to individual agreements with certain of the named executive officers. The plans are designed to provide a source of income upon retirement to executives and their spouses, as well as a market competitive benefit opportunity as part of a market competitive total rewards package.

AEP Retirement Plan.    The AEP Retirement Plan is a tax-qualified defined benefit pension plan. As a general matter, the benefits available under the AEP Retirement Plan are determined by reference to a cash balance formula. In addition, employees who have continuously participated in the AEP Retirement Plan since December 31, 2000 (called “Grandfathered AEP Participants”) remain eligible for an alternate pension benefit calculated by reference to a final average pay formula. Ms. Koeppel, Mr. Tierney and Mr. Powers are Grandfathered AEP Participants.

A.	Cash Balance Formula. Under the cash balance formula, each participant has an account established to which dollar amount credits are allocated each year.

1.	Company Credits. Each year, the plan credits each participant with an amount equal to a percentage of the participant’s current year salary and prior year earned annual incentive pay. The applicable percentage is based on the participant’s age and years of vesting service. The following table shows the applicable percentage:

Sum of Age Plus Years of Service	Applicable Percentage
Less than 30	3.0%
30-39	3.5%
40-49	4.5%
50-59	5.5%
60-69	7.0%
70 or more	8.5%

Each year, the IRS calculates a limit on the amount of eligible pay that can be used to calculate pension benefits in a qualified plan. For 2008, the limit was $230,000.

2.	Interest Credits. All amounts in the cash balance accounts earn interest at the average interest rate on 30-year Treasury securities for the month of November of the prior year. For 2008, the interest rate was 4.52%.

B.	Final Average Pay Formula. The Grandfathered AEP Participants also remain eligible for a pension benefit using the final average pay formula. Grandfathered AEP Participants will receive their benefits under the formula that provides the higher benefit.

The formula used to calculate the final average pay benefit for the applicable named executive officers is the participant’s years of service times the sum of (i) 1.1% of the participant’s high 36 consecutive months of base pay (“High 36”); plus (ii) 0.5% of the amount by which the participant’s High 36 exceeds the participant’s average Social Security covered compensation.

As of December 31, 2010, each Grandfathered AEP Participant’s final average pay benefit payable at the participant’s normal retirement age will be frozen and unaffected by the participant’s subsequent service or compensation.

C.	Vesting. As of December 31, 2008, each of the named executive officers was vested.

AEP Supplemental Benefit Plan.    The AEP Supplemental Benefit Plan is a nonqualified defined benefit pension plan. It generally provides eligible participants with benefits that are calculated under the terms of the AEP Retirement Plan with certain modifications: (i) additional years of service or benefit credits are taken into account; (ii) annual incentive pay is taken into account for purposes of the final average pay formula; and (iii) the limitations imposed by the Internal Revenue Code on annual compensation and annual benefits are disregarded. However, eligible pay taken into account under the cash balance formula is limited to the greater of $1 million or two times the participant’s year-end base pay.

AEP has granted certain named executive officers additional years of credited service, an opening balance credit, special crediting rates and special vesting schedules under the AEP Supplemental Benefit Plan. These special items are further described under Employment Agreements on page 49.

As of December 31, 2008, Ms. Koeppel and Messrs. English, Tierney and Powers were fully vested in their AEP Supplemental Benefit Plan benefit. Mr. Morris was 80% vested in his AEP Supplemental Benefit Plan benefit. As of January 1, 2009, Mr. Morris became fully vested in his Supplemental Benefit Plan benefit.

Nonqualified Deferred Compensation

Name (a)	Plan Name(1) (b)	Executive Contributions in Last FY(2) ($) (c)	Registrant Contributions in Last FY(3) ($) (d)	Aggregate Earnings in Last FY(4) ($) (e)	Aggregate Withdrawals/ Distributions ($) (f)	Aggregate Balance at Last FYE(5) ($) (g)
Michael G. Morris	SRSP	384,500	82,638	(580,328)	—	1,447,027
	SORP	—	—	(2,537,091)	—	5,238,436

Holly Keller Koeppel	SRSP	164,077	33,011	(212,111)	—	901,138
	SORP	—	—	(541,897)	—	1,118,878

Carl L. English	SRSP	43,098	32,324	15,449	—	326,391
	SORP	—	—	(872,268)		1,801,007

Brian X. Tierney	SRSP	98,381	40,193	(92,057)	—	814,271
	SORP	—	—	(196,683)		406,099

Robert P. Powers	SRSP	57,232	30,745	(730,958)	—	1,416,665
	ICDP	—	—	20,237	—	507,068
	SORP	—	—	(555,968)	—	1,147,930

(1)	“SRSP” is the American Electric Power System Supplemental Retirement Savings Plan. “ICDP” is the American Electric Power System Incentive Compensation Deferral Plan. “SORP” is the American Electric Power System Stock Ownership Requirement Plan.
(2)	The amounts set forth under “Executive Contributions in Last FY” are reported in either (i) the Salary column of the Summary Compensation Table as compensation for 2008; or (ii) the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table as compensation for 2007.
(3)	The amounts set forth under “Registrant Contributions in Last FY” for the Supplemental Retirement Savings Plan are also reported in the Other Compensation column of the Summary Compensation Table.
(4)	No amounts set forth under “Aggregate Earnings in Last FY” have been reported in the Summary Compensation Table as there were no above market or preferential earnings credited to any named executive officer’s account in any of the plans.
(5)	The amounts set forth under “Aggregate Balance at Last FYE” include amounts reported in the Summary Compensation Table in previous years, and previous year earnings on such amounts, in addition to the current year amounts shown in columns c, d and e.

Overview.    AEP maintains non-qualified deferred compensation plans that allow eligible employees, including the named executive officers, to defer receipt of a portion of their base salary, annual incentive and performance unit payments. The plans are unfunded, and participants have an unsecured contractual commitment from the Company to pay the amounts due under the plans from the general assets of the Company. AEP maintains the following plans:

•	The American Electric Power System Supplemental Retirement Savings Plan,

•	The American Electric Power System Incentive Compensation Deferral Plan, and

•	The American Electric Power System Stock Ownership Requirement Plan.

Supplemental Retirement Savings Plan.    This plan allows eligible participants to save on a pre-tax basis and to continue to receive Company matching contributions beyond the limits imposed by the Internal Revenue Code.

•	Participants may defer up to 20% of the first $2,000,000 of their base pay and annual incentive pay.

•	The Company matches 75% of the participant’s contributions up to 6% of eligible compensation.

•

Participants may not withdraw any amount credited to their account until their termination of employment with AEP. Participants may elect a distribution of their account as a lump-sum or annual installment payments over a period of up to 10 years. Participants may delay the commencement date for up to five years from the date of their termination of employment.

•

Participants may direct the investment of their plan account. There were no above-market or preferential earnings with respect to the Supplemental Retirement Savings Plan. The investment options are the same as those available in AEP’s qualified Retirement Savings Plan and one additional option providing interest at a rate set each December at 120% of the Applicable Federal Long-Term Rate with monthly compounding.

Incentive Compensation Deferral Plan.    This plan allows eligible employees to defer taxes on annual incentive pay and earned performance units.

•	Participants may defer up to 80% of the full incentive award.

•	AEP does not offer any matching contributions.

•

Participants may direct the investment of their plan accounts. There were no above-market or preferential earnings with respect to the Supplemental Retirement Savings Plan. The investment options are the same as those available in AEP’s qualified Retirement Savings Plan.

•

Generally, participants may not withdraw any amount credited to their account until their termination of employment with AEP. However, participants may withdraw amounts attributable to their pre-2005 contributions one time prior to termination of employment, but subject to a 10% withdrawal penalty. Participants may elect to take distributions from their account in the same manner as the Supplemental Retirement Savings Plan.

Stock Ownership Requirement Plan.    This plan assists executives in achieving their minimum stock ownership requirements. It does this primarily by tracking the executive’s AEP Career Shares. AEP Career Shares are a form of deferred compensation, which are unfunded and unsecured general obligations of AEP. The rate of return on AEP Career Shares is equivalent to the total return on AEP stock with dividends reinvested.

•	If a participant has not satisfied all of his or her stock ownership requirements, he or she must defer into AEP Career Shares the portion of earned performance units equal to the shortfall.

•	If a participant has not satisfied all of his or her stock ownership requirements within 5 years, he or she must remove the shortfall by:

-	deferring up to 50% of annual incentive pay into AEP Career Shares, and

-	retaining AEP shares realized through stock option exercises, except for shares that are sold to cover the exercise costs and taxes applicable to the exercise.

•

AEP Career Shares become payable in cash following the participant’s termination of employment. Participants may elect to take distribution of their AEP Career Shares in the same manner as the Supplemental Retirement Savings Plan.

Potential Payments upon Termination or Change in Control

The Company has entered into agreements and maintains plans that will require the Company to provide compensation to the named executive officers in the event of a termination of employment or a change in control of the Company.

SEVERANCE

AEP currently provides full-time employees, including the named executive officers, with severance benefits in the event their employment is terminated as the direct result of a restructuring or downsizing (Severance-Eligible Employees) if the employee releases AEP from any and all claims. These severance benefits include:

•	A lump sum severance payment equal to two weeks of base pay for each year of Company service,

•

Continued eligibility for medical and dental benefits at the active employee rates for eighteen months or until the participant becomes eligible for coverage from another employer, whichever occurs first,

•

For employees who are at least age 50 with 10 years of AEP service and who do not qualify for AEP’s retiree medical benefits or to be bridged to age 55 (described below), AEP also provides medical and dental benefit eligibility at rates equivalent to those provided to retirees until age 65 or until the participant becomes eligible for coverage from another employer, whichever occurs first, and

•	Outplacement services with an incremental cost to the Company of up to $30,000.

Severance-Eligible Employees who are within one year of becoming eligible for retiree medical benefits (which is available to those employees who are at least age 55 with at least 10 years of service – Retirement-Eligible Employees) are retained as active employees on a paid leave of absence until they become retirement eligible. This benefit applies in lieu of severance and unused vacation payments for employees who would otherwise receive severance and vacation pay sufficient to offset their base pay for this period. The Company pays any remaining severance and vacation pay at the time of their retirement. This delay of an employee’s termination date does not apply to the plans providing nonqualified deferred compensation, which define a participant’s termination date by reference to Code Section 409A.

Although employees generally must be employed through yearend to be eligible for annual incentive compensation, Severance-Eligible Employees and Retirement-Eligible Employees remain eligible for annual incentive compensation, to the extent of their eligible earnings, for the year of their termination. The target award for these employees reflects their cumulative base earnings for the plan year, which will be lower if the employee was not employed by the Company for the full plan year. Annual incentive awards for named executive officers continue to be subject to the performance-based maximum award limits of the Senior Officer Incentive Plan and the discretion of the HR Committee. Any annual incentive awards for severed or retired executive officers would be paid at approximately the same time as the awards for active employees.

If a Severance-Eligible Employee is terminated, a pro-rata portion of any outstanding performance units which the executive has held for at least six months remains eligible for payout. These prorated performance units will not vest until the vesting date set forth in the award agreement and remain subject to all performance objectives.

Severance-Eligible executives are also eligible for financial counseling and tax preparation services during the remainder of the year of their termination and the following calendar year. These services currently have a maximum annual incremental cost to the Company of $15,300.

CHANGE IN CONTROL

AEP defines “change in control” under its change in control agreements and long term incentive plan as:

•	The acquisition by any person of the beneficial ownership of securities representing more than one-third of AEP’s voting stock,

•

A merger or consolidation of AEP with another corporation unless AEP’s voting securities outstanding immediately before such merger or consolidation continue to represent at least two-thirds of the total voting power of the surviving entity outstanding immediately after such merger or consolidation, or

•	Approval by the shareholders of the liquidation of AEP or the disposition of all or substantially all of the assets of AEP.

AEP has a change in control agreement with each of the named executive officers, which is triggered if there is a “change in control” of AEP and the named executive officer’s employment is terminated in connection with that change in control (i) by AEP without “cause” or (ii) by the named executive officer for “good reason”. These agreements provide for:

•	A lump sum payment equal to 2.99 times the named executive officers’ annual base salary plus target annual incentive under the annual incentive program,

•	Payment, if required, to make the named executive officer whole for any excise tax imposed by Section 4999 of the Internal Revenue Code, and

•	Outplacement services.

The HR Committee may reduce the amount of the lump sum payment by up to 5% for an executive officer if that reduction would avoid the 4999 excise tax.

The term “cause” with respect to AEP’s change in control agreements means:

(i)	The willful and continued failure of the executive to perform the executive’s duties after a written demand for performance is delivered to the executive by the Board, or

(ii)	The willful conduct or omission by the executive, which the Board determines to be illegal; gross misconduct that is injurious to the Company; or a breach of the executive’s fiduciary duty to the Company.

The term “good reason” with respect to AEP’s change in control agreements means:

(i)	An adverse change in the executive’s status, duties or responsibilities from that in effect immediately prior to the change in control,

(ii)	The Company’s failure to pay in a timely fashion the salary or benefits to which the executive is entitled under any employment agreement in effect on the date of the change in control,

(iii)	The reduction of the executive’s salary as in effect on the date of the change in control,

(iv)	Any action taken by the Company that would substantially diminish the aggregate projected value of the executive’s awards or benefits under the Company’s benefit plans or policies,

(v)	A failure by the Company to obtain from any successor the assent to the change in control agreement, or

(vi)	The relocation, without the executive’s prior approval, of the office at which the executive is to perform services to a location that is more than fifty (50) miles from its location immediately prior to the change in control.

The Company has an opportunity to cure any of these circumstances before they may be considered “good reason”.

Also, award agreements issued under the Long-Term Incentive Plan provide that all outstanding awards will vest immediately upon a change in control. In addition, each type of long-term incentive award will be subject to special payment and valuation provisions upon a change in control as follows:

Stock Options—Participants with outstanding stock options are permitted to exercise any of their options in advance of the change in control and, thereby, receive cash equal to the value received by other AEP shareholders as a result of the change in control transaction (less applicable tax withholdings).

Performance Unit Awards—The performance unit awards will be deemed to have been fully earned at 100% of the target score, and all outstanding performance unit awards would be paid in a lump sum in cash at the higher of (i) the average closing price of a share of AEP common stock for the last 20 trading days prior to the change in control or (ii) if the change in control is the result of a tender offer, merger, or sale of all or substantially all of the assets of AEP, the highest price paid per share of common stock in that transaction.

Restricted Stock Units—Participants receive one share of AEP common stock for each outstanding restricted stock unit as the result of a change in control.

Restricted Stock—No special provisions apply to AEP’s restricted stock in the event of a change in control, although the HR Committee has the authority to accelerate the vesting of any and all equity awards.

The AEP Supplemental Benefit Plan also provides that all accrued supplemental retirement benefits become fully vested upon a change in control.

Termination Scenarios

The following tables show the incremental compensation and benefits that would have been paid to each named executive officer on December 31, 2008 under the circumstances cited in each column.

The values shown in the change in control column are triggered only if both of the following events occur (which is often referred to as a double trigger), except as noted for long-term incentives:

1)	There is a change in control of the Company, and

2)	The named executive officer’s employment is terminated by the Company without cause or by the executive with good reason.

No information is provided for terminations due to disability, because it is not AEP’s practice to terminate the employment of any employee so long as they remain eligible for AEP’s long-term disability benefits. AEP successively provides sick pay and then long-term disability benefits for up to two years to employees with a disability that prevents them from returning to their job. Such disability benefits continue (generally until the employee reaches age 65) for employees that cannot perform any occupation for which they are reasonably qualified. AEP treats a participant’s disability as a termination to the extent required by the regulations issued under Code Section 409A, but such terminations only trigger the payment of benefits that had previously vested.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2008

For Michael G. Morris

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement	Severance		For Cause Termination	Change-In- Control	Death
Compensation:
Base Salary ($1.25 million)	$0	$2,500,000	[1]	$0	$3,737,500	$0
Annual Incentive for Completed Year[2]	$1,654,071	$1,654,071		$0	$1,654,071	$1,654,071
Other Payment for Annual Incentives[3]	$0	$0		$0	$4,111,250	$0
Long-Term Incentives:[4]
Unvested Restricted Shares (200,000)[5]	$0	$0		$0	$0	$0
Unvested 2007-2009 Performance Units[6]	$0	$3,118,447		$0	$4,677,670	$3,118,447
Unvested 2008-2010 Performance Units[6]	$0	$1,448,778		$0	$4,346,335	$1,448,778
Benefits:
Pension[7,8]	$0	$0		$0	$711,411	$711,411
Health and Welfare Benefits[9]	$0	$6,297		$0	$6,297	$0
Life Insurance Proceeds[10]	$0	$0		$0	$0	$8,000,000
Financial Counseling	$0	$15,905		$0	$15,905	$15,905
Outplacement Services[11]	$0	$30,000		$0	$30,000	$0
Other
Tax Gross-up upon change in control[12]	$0	$0		$0	$7,010,345	$0
Total Incremental Compensation And Benefits	$1,654,071	$8,773,498		$0	$26,300,784	$14,948,612

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2008

For Holly Keller Koeppel

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement	Severance	For Cause Termination	Change-In- Control	Death
Compensation:
Base Salary ($500,000)	$0	$173,077	$0	$1,495,000	$0
Annual Incentive for Completed Year[2]	$419,966	$419,966	$0	$419,966	$419,966
Other Payment for Annual Incentives[3]	$0	$0	$0	$1,046,500	$0
Long-Term Incentives:[4]
Unvested 2007-2009 Performance Units[6]	$0	$469,204	$0	$703,805	$469,204
Unvested 2008-2010 Performance Units[6]	$0	$325,567	$0	$976,701	$325,567
Benefits:
Pension[8]	$0	$0	$0	$0	$0
Health and Welfare Benefits[9]	$0	$18,592	$0	$18,592	$0
Life Insurance Proceeds[10]	$0	$0	$0	$0	$5,500,000
Financial Counseling	$0	$15,905	$0	$15,905	$15,905
Outplacement Services[11]	$0	$30,000	$0	$30,000	$0
Other
Tax Gross-up upon change in control[12]	$0	$0	$0	$1,812,423	$0
Total Incremental Compensation and Benefits	$419,966	$1,452,311	$0	$6,518,892	$6,730,642

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2008

For Carl L. English

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement	Severance	For Cause Termination	Change-In- Control	Death
Compensation:
Base Salary ($550,000)	$0	$105,769	$0	$1,644,500	$0
Annual Incentive for Completed Year[2]	$495,533	$495,533	$0	$495,533	$495,533
Other Payment for Annual Incentives[3]	$0	$0	$0	$1,233,375	$0
Long-Term Incentives:[4]
Unvested 2007-2009 Performance Units[6]	$0	$469,204	$0	$703,805	$469,204
Unvested 2008-2010 Performance Units[6]	$0	$519,700	$0	$1,559,101	$519,700
Benefits:
Pension[8]	$0	$0	$0	$0	$0
Health and Welfare Benefits[9]	$0	$13,951	$0	$13,951	$0
Life Insurance Proceeds[10]	$0	$0	$0	$0	$2,200,000
Financial Counseling	$0	$15,905	$0	$15,905	$15,905
Outplacement Services[11]	$0	$30,000	$0	$30,000	$0
Other
Tax Gross-up upon change-in control[12]	$0	$0	$0	$2,238,160	$0
Total Incremental Compensation and Benefits	$495,533	$1,650,062	$0	$7,934,330	$3,700,342

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2008

For Brian X. Tierney

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement	Severance	For Cause Termination	Change-In- Control	Death
Compensation:
Base Salary ($400,000)	$0	$169,231	$0	$1,196,000	$0
Annual Incentive for Completed Year[2]	$479,808	$479,808	$0	$479,808	$479,808
Other Payment for Annual Incentives[3]	$0	$0	$0	$1,196,000	$0
Long-Term Incentives:[4]
Unvested 2007-2009 Performance Units[6]	$0	$187,588	$0	$281,382	$187,588
Unvested 2008-2010 Performance Units[6]	$0	$198,659	$0	$595,978	$198,659
Benefits:
Pension[8]	$0	$0	$0	$0	$0
Health and Welfare Benefits[9]	$0	$18,592	$0	$18,592	$0
Life Insurance Proceeds[10]	$0	$0	$0	$0	$3,500,000
Financial Counseling	$0	$15,905	$0	$15,905	$0
Outplacement Services[11]	$0	$30,000	$0	$30,000	$0
Other
Tax Gross-up upon change-in control[12]	$0	$0	$0	$1,241,673	$0
Total Incremental Compensation and Benefits	$479,808	$1,099,783	$0	$5,055,338	$4,366,055

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2008

For Robert P. Powers

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement	Severance	For Cause Termination	Change-In- Control	Death
Compensation:
Base Salary ($510,000)	$0	$215,769	$0	$1,524,900	$0
Annual Incentive for Completed Year[2]	$429,471	$429,471	$0	$429,471	$429,471
Other Payment for Annual Incentives[3]	$0	$0	$0	$1,067,430	$0
Long-Term Incentives:[4]
Unvested 2007-2009 Performance Units[6]	$0	$469,204	$0	$703,805	$469,204
Unvested 2008-2010 Performance Units[6]	$0	$339,822	$0	$1,019,466	$339,822
Benefits:
Pension[8]	$0	$0	$0	$0	$0
Health and Welfare Benefits[9]	$0	$12,323	$0	$12,323	$0
Life Insurance Proceeds[10]	$0	$0	$0	$0	$4,560,000
Financial Counseling	$0	$15,905	$0	$15,905	$15,905
Outplacement Services[11]	$0	$30,000	$0	$30,000	$0
Other
Tax Gross-up upon change-in control[12]	$0	$0	$0	$1,028,830	$0
Total Incremental Compensation and Benefits	$429,471	$1,512,494	$0	$5,832,130	$5,814,402

(1)	Mr. Morris’ employment agreement provides a severance benefit equal to two times his base pay in the event his employment is terminated not for cause, as defined therein.

(2)	Executive officers are eligible for an annual incentive award if they remain employed with AEP through year-end unless their employment is terminated for cause. The amount shown is the calculated bonus opportunity, as shown on page 31, but all annual incentives for executive officers are awarded at the discretion of the HR Committee or independent members of the board pursuant to the award determination process described in Compensation Discussion and Analysis.

(3)	Represents a severance payment of 2.99 times each named executive officer’s current target annual incentive as of December 31, 2008.

(4)	The long-term incentive values shown represent the values that would be paid under such circumstances shown in each column, which are different from the values calculated in accordance with FAS 123R. The amounts shown in the change in control column are payable upon the change in control regardless of whether the executive’s employment has been terminated.

(5)	Mr. Morris’ restricted shares will be forfeited upon termination prior to vesting unless the HR Committee determines that the circumstances of the termination warrant otherwise.

(6)	Except in the event of a change in control, performance criteria continue to apply to performance units that are vested early. Award payments are not accelerated.

(7)	As of December 31, 2008, pursuant to his employment agreement, Mr. Morris was 80% vested in his pension benefits and was eligible to take a distribution of such benefit upon the termination of his employment for any reason through the non-qualified AEP Supplemental Benefit Plan. The last 20% of this benefit vested on January 1, 2009.

(8)	The amounts shown are the lump sum pension benefits that vest only under the circumstances described. AEP’s pension benefits fully vest upon death or a change in control. If full vesting occurs by reason of death, then a portion of such benefit would be funded by the qualified AEP Retirement Plan trust rather than the Company itself. The value of non-incremental pension benefits is included in the Non-Incremental Post-Termination Compensation and Benefits table below.

(9)	Represents the cost to the Company of providing subsidized medical and dental insurance at employee rates for 18 months.

(10)	Represents the total death benefit potentially available from unaffiliated insurance carriers for both Company-paid and participant-paid life and AD&D insurance.

(11)	Represents the maximum cost of Company paid outplacement services, which the Company provides through an unaffiliated third party vendor.

(12)	Represents a tax gross-up for the excise tax under section 4999 of the Internal Revenue Code, including all applicable taxes on this tax gross-up itself. The amount does not reflect any reductions attributable to non-compete agreements or other provisions to which the executive must agree to be eligible for change in control benefits.

The following table shows the value of additional compensation and benefits as of December 31, 2008 that would have been provided to each named executive officer after a termination of his or her employment on such date. These amounts were generally earned or vested over multiple years of service to AEP and only a portion is attributable to compensation for 2008.

Non-Incremental Post-Termination Compensation and Benefits as of December 31, 2008

Name (a)	Long-Term Incentives			Benefits
	Vested Stock Options (b)(1)	Vested Performance Units (c)(2)	AEP Career Shares (d)(3)	Vacation Payout (e)(4)	Post Retirement Benefits (f)(5)	Deferred Compensation (g)(6)
Michael G. Morris	$375,480	$6,085,148	$5,663,173	$55,288	$2,925,456	$1,447,027
Holly Keller Koeppel	$—	$842,916	$1,209,597	$61,538	$1,590,202	$901,138
Carl L. English	$—	$1,552,379	$1,947,035	$82,500	$344,726	$326,391
Brian X. Tierney	$—	$409,743	$439,026	$16,154	$514,850	$814,271
Robert P. Powers	$271,293	$1,108,856	$1,241,005	$4,904	$2,247,648	$1,923,733

(1)	Represents the value that would have been realized had the named executive officer exercised his or her vested and outstanding stock options at the closing price of AEP common stock on December 31, 2008.
(2)	Represents the value of performance units that vested on December 31, 2008 calculated, as is required, using the market value of these shares on December 31, 2008. However, the actual value realized from these shares in February 2009 was based on the previous 20-day average closing market price of AEP common stock as of the vesting date. For a more detailed discussion of vesting of performance units, see the Long-Term Incentive Compensation section of the Compensation Discussion and Analysis beginning on page 32.
(3)	Represents the value of AEP share equivalents deferred mandatorily into AEP’s Stock Ownership Requirement Plan using the market value of these shares on December 31, 2008.
(4)	Represents payment of accumulated but unused vacation for the current year and any carry-over from prior years.
(5)	Represents the lump sum of pension benefits available to each executive.
(6)	Includes balances from the Supplemental Retirement Savings Plan and Incentive Compensation Deferral Plans, but does not include AEP Career Share balances, which are reported in column (d).

Share Ownership of Directors and Executive Officers

The following table sets forth the beneficial ownership of AEP Common Stock and stock-based units as of January 1, 2009 for all Directors, each of the persons named in the Summary Compensation Table and all Directors and executive officers as a group. Unless otherwise noted, each person had sole voting and investment power over the number of shares of AEP Common Stock set forth across from his or her name. Fractions of shares and units have been rounded to the nearest whole number.

Name	Shares		Stock Units(a)	Retainer Deferral Plan Stock Units(b)	Options Exercisable Within 60 Days	Total
E. R. Brooks	13,038		18,424	—	—	31,462
D. M. Carlton	7,431		18,424	—	—	25,855
R. D. Crosby, Jr.	—		7,748	—	—	7,748
C. E. English	20,899	(h)	58,505	—	—	79,404
L. A. Goodspeed	—		8,335	—	—	8,335
T. Hoaglin	1,000		3,232	—	—	4,232
L. A. Hudson, Jr.	1,853	(d)	23,864	—	—	25,717
H. K. Koeppel	20,757	(c)(h)	36,346	—	—	57,103
M. G. Morris	303,480	(g)(h)	170,167	—	149,000	622,647
L. L. Nowell III	—		11,297	—	—	11,297
R. P. Powers	18,674	(c)	37,290	—	46,001	101,965
R. L. Sandor	1,092		18,423	3,061	—	22,576
K. D. Sullivan	—		19,796	8,570	—	28,366
B. X. Tierney	18,395	(c)	13,192	—	—	31,587
S. Martinez Tucker	48	(e)	—	—	—	48
J. F. Turner	—		1,723	—	—	1,723
All directors, nominees and executive officers as a group (21 persons)	1,697,201	(f)(h)	625,865	11,631	195,001	2,529,698

(a)	This column includes amounts deferred in Stock Units and held under the Stock Unit Accumulation Plan for Non-Employee Directors and held under AEP’s various officer benefit plans. Includes the following numbers of career shares: Mr. Morris, 170,167; Mr. English 58,505; Ms. Koeppel, 36,346; Mr. Powers, 37,290; Mr. Tierney, 13,192; and all directors and executive officers as a group, 494,599.
(b)	This column reflects amounts held in the Retainer Deferral Plan for Non-Employee Directors.
(c)	Includes the following numbers of share equivalents held in the AEP Retirement Savings Plan and the AEP Supplemental Retirement Savings Plan: Ms. Koeppel 19,257; Mr. Powers, 18,567; Mr. Tierney, 5,893; and all directors and executive officers as a group, 78,284.
(d)	Includes 750 shares held by family members of Dr. Hudson over which he disclaims beneficial ownership.
(e)	Includes 48 shares held by family members of Ms. Tucker over which she disclaims beneficial ownership.
(f)	Represents less than 1% of the total number of shares outstanding.
(g)	Includes restricted shares with different vesting schedules, that include dividend and voting rights, but the shares cannot be sold, transferred or pledged until they vest.
(h)	Does not include, for Mr. Morris, Mr. English and Ms. Koeppel, 1,250,000 shares in the American Electric Power Foundation over which Mr. Morris, Mr. English and Ms. Koeppel share voting and investment power as trustees (they disclaim beneficial ownership). The amount of shares shown for all directors and executive officers as a group includes these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires AEP’s executive officers and directors to file initial reports of ownership and reports of changes in ownership of AEP Common Stock with the SEC. Executive officers and directors are required by SEC regulations to furnish AEP with copies of all reports they file. Based solely on a review of the copies of such reports furnished to AEP and written representations from AEP’s executive officers and directors during the fiscal year ended December 31, 2008, AEP believes that all Section 16(a) filing requirements were met during 2008.

Share Ownership of Certain Beneficial Owners

No person or group known to AEP as of December 31, 2008 has beneficial ownership of five percent or more of AEP Common Stock.

Shareholder Proposals and Nominations

To be included in AEP’s proxy statement and form of proxy for the 2010 annual meeting of shareholders, any proposal which a shareholder intends to present at such meeting must be received by AEP, attention: John B. Keane, Secretary, at AEP’s office at 1 Riverside Plaza, Columbus, OH 43215 by November 16, 2009.

Notice to nominate a director must include your name, address, number of shares you own; the name, age, business address, residence address and principal occupation of the nominee and the number of shares beneficially owned by the nominee. It must also include all the information required in AEP’s Policy on Consideration of Candidates for Director Recommended by Shareholders. A copy of this Policy is posted on our website at www.AEP.com. All such notices must be received by AEP, attention: John B. Keane, Secretary, at AEP’s office at 1 Riverside Plaza, Columbus, OH 43215 by November 16, 2009. The Secretary will forward the recommendations to the Committee on Directors and Corporate Governance for consideration.

For any proposal intended to be presented by a shareholder without inclusion in AEP’s proxy statement and form of proxy for the 2010 annual meeting, the proxies named in AEP’s form of proxy for that meeting will be entitled to exercise discretionary authority on that proposal unless AEP receives notice of the matter by January 30, 2010. However, even if notice is timely received, the proxies may nevertheless be entitled to exercise discretionary authority on the matter to the extent permitted by SEC regulations.

Solicitation Expenses

The costs of this proxy solicitation will be paid by AEP. Proxies will be solicited principally by mail and the internet, but some telephone or personal solicitations of holders of AEP Common Stock may be made. Any officers or employees of the AEP System who make or assist in such solicitations will receive no compensation, other than their regular salaries, for doing so. AEP will request brokers, banks and other custodians or fiduciaries holding shares in their names or in the names of nominees to forward copies of the proxy-soliciting materials to the beneficial owners of the shares held by them, and AEP will reimburse them for their expenses incurred in doing so at rates prescribed by the New York Stock Exchange. Morrow & Co., Inc. will assist in the solicitation of proxies by AEP for a fee of $9,500, plus reasonable out-of-pocket expenses.

		Admission Ticket

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000004

000000000.000000 ext        000000000.000000 ext

000000000.000000 ext        000000000.000000 ext

000000000.000000 ext        000000000.000000 ext

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

		Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on April 28, 2009.
		Vote by Internet • Log on to the Internet and go to www.envisionreports.com/AEP • Follow the steps outlined on the secured website.
		Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2 and 3.

1. Election of Directors:	01 - E. R. Brooks	02 - Donald M. Carlton	03 - Ralph D. Crosby, Jr.	+
	04 - Linda A. Goodspeed	05 - Thomas E. Hoaglin	06 - Lester A. Hudson, Jr.
	07 - Michael G. Morris	08 - Lionel L. Nowell III	09 - Richard L. Sandor
	10 - Kathryn D. Sullivan	11 - Sara Martinez Tucker	12 - John F. Turner

☐	Mark here to vote FOR all nominees
☐	Mark here to WITHHOLD vote from all nominees
		01	02	03	04	05	06	07	08	09	10	11	12
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Approve amendment to the Certificate of Incorporation eliminating cumulative voting and supporting the Board of Directors’ adoption of majority voting in director elections.	☐	☐	☐	3.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	C 1234567890 1 U P X	J N T 0 2 0 9 4 3 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

<STOCK#>	0109XD	+

American Electric Power Company, Inc.

2008 Annual Meeting of Shareholders and Admission Ticket

Tuesday April 28, 2009 at 9:30 a.m. Central Time

Intercontinental Stephen F. Austin Hotel

701 Congress Avenue

Austin, Texas

If you wish to attend and vote at the meeting, please bring this admission ticket and identification with you.

AGENDA

• Introduction and Welcome

• Election of Directors

• Amendment to Certificate of Incorporation

• Ratification of Auditors

• Chairman’s Report

• Comments and Questions from Shareholders

Directions to Intercontinental Stephen F. Austin Hotel

From I-35 going south, take Exit 234B (12th Street/Capitol). Continue until you reach 8th Street. Turn right onto 8th Street, continue until you reach Congress Avenue. Turn left onto Congress Avenue, continue until you reach 7th Street. Turn left onto 7th Street. Hotel will be immediately on your left. Please use the hotel’s valet parking at the 7th Street entrance.

From I-35 going north, take Exit 234C (6th-12th). Turn left onto 6th Street. Continue until you reach Congress Avenue. Turn right onto Congress Avenue, continue until you reach 7th Street. Turn right onto 7th Street. Hotel will be immediately on your left. Please use the hotel’s valet parking at the 7th Street entrance.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — American Electric Power Company, Inc.

Proxy Solicited on behalf of the Board of Directors for the Annual Meeting to be held April 28, 2009

The shareholder signing on the reverse of this proxy card appoints Michael G. Morris, Carl L. English and Holly Keller Koeppel, and each of them, acting by a majority if more than one be present, attorneys and proxies to the undersigned, with power of substitution, to represent the undersigned at the annual meeting of shareholders of American Electric Power Company, Inc. to be held on April 28, 2009, and at any adjournment thereof, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote on all matters coming before said meeting. If no direction is given, such shares will be voted in accordance with the recommendations of the Board of Directors and at the discretion of the proxy holders as to any other matters coming before the meeting.

Trustee’s Authorization. The undersigned authorizes JP Morgan Chase Bank, National Association to vote all shares of Common Stock of the Company credited to the undersigned’s account under the American Electric Power System retirement savings plan at the annual meeting in accordance with instructions on the reverse side.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

Nominees for Election of Directors:

01 - E. R. Brooks 05 - Thomas E. Hoaglin 09 - Richard L. Sandor	02 - Donald M. Carlton 06 - Lester A. Hudson, Jr. 10 - Kathryn D. Sullivan	03 - Ralph D. Crosby, Jr. 07 - Michael G. Morris 11 - Sara Martinez Tucker	04 - Linda A. Goodspeed 08 - Lionel L. Nowell III 12 - John F. Turner